2013 THIRD QUARTER INTERIM REPORT
Financial and Operating Results
For the three and nine month periods ended September 30, 2013
All dollar values are expressed in United States dollars unless otherwise stated

•	Third quarter production averaged 18,197 Bopd (18,109 Bopd sales);

•	Third quarter funds flow of $33.5 million;

•	Third quarter earnings of $16.3 million (includes a $1.6 million loss on convertible debentures);

••	Spent $22.4 million on exploration and development during the quarter;

•	The four PSCs (100 % working interest) awarded in the 2011/2012 EGPC bid round were signed on November 7, 2013;

•
Collected $40.8 million in accounts receivable from the Egyptian Government during the quarter and offset signature bonuses on new PSCs ($40.6 million) against accounts receivable subsequent to the quarter end;

•	Ended the quarter with $128.2 million in cash and cash equivalents; positive working capital of $318.8 million or $194.5 million net of debt (including convertible debentures);

•	Drilled 11 wells in the quarter resulting in 10 oil wells and 1 gas/condensate well;

•	Two new discoveries including oil at Block 32 in Yemen and gas/ condensate at East Ghazalat in Egypt;

•	Block S-1 in Yemen recommenced production on November 8, 2013.

A conference call to discuss TransGlobe's 2013 third quarter results as presented was held on Wednesday, November 13, 2013 and can be accessed on the Company's website at http://www.trans-globe.com/investors/presentations-and-events.html

www.trans-globe.com

TSX: TGL NASDAQ: TGA

FINANCIAL AND OPERATING RESULTS

FINANCIAL AND OPERATING RESULTS
(US$000s, except per share, price, volume amounts and % change)

	Three months ended September 30			Nine months ended September 30
Financial	2013	2012	% Change	2013	2012	% Change
Oil revenue	161,900	152,624	6	474,461	460,128	3
Oil revenue, net of royalties	78,531	74,540	5	234,120	225,385	4
Derivative gain (loss) on commodity contracts	—	—	—	—	(125)	—
Production and operating expense	16,923	11,622	46	48,984	35,024	40
General and administrative expense	6,966	7,350	(5)	20,385	20,829	(2)
Depletion, depreciation and amortization expense	12,013	11,005	9	35,253	34,516	2
Income taxes	19,858	22,742	(13)	63,195	65,660	(4)
Funds flow from operations*	33,483	35,397	(5)	102,375	106,659	(4)
Basic per share	0.45	0.48		1.39	1.46
Diluted per share	0.44	0.47		1.25	1.41
Net earnings	16,344	11,774	39	51,619	52,898	(2)
Net earnings - diluted	16,344	11,774	39	42,482	52,898	(20)
Basic per share	0.22	0.16		0.70	0.72
Diluted per share	0.22	0.16		0.52	0.70
Capital expenditures	22,418	12,579	78	59,906	31,501	90
Corporate acquisitions	—	4,881	(100)	—	27,978	(100)
Working capital	318,798	252,242	26	318,798	252,242	26
Long-term debt, including current portion	39,040	31,878	22	39,040	31,878	22
Convertible debentures	85,300	102,920	(17)	85,300	102,920	(17)
Common shares outstanding
Basic (weighted-average)	73,898	73,450	1	73,863	73,249	1
Diluted (weighted-average)	75,675	75,621	—	81,987	75,501	9
Total assets	723,708	635,529	14	723,708	635,529	14
* Funds flow from operations is a measure that represents cash generated from operating activities before changes in non-cash working capital and may not be comparable to measures used by other companies.

Operating
Average production volumes (Bopd)	18,197	18,105	1	18,205	17,284	5
Average sales volumes (Bopd)	18,109	17,124	6	18,186	16,942	7
Average price ($ per Bbl)	97.18	96.88	—	95.56	99.12	(4)
Operating expense ($ per Bbl)	10.16	7.38	38	9.87	7.54	31

1	Q3-2013

CORPORATE SUMMARY

CORPORATE SUMMARY
TransGlobe Energy Corporation's (“TransGlobe” or the “Company”) total production averaged 18,197 barrels of oil per day (“Bopd”) during the third quarter which is down slightly from the previous quarter production of 18,417 Bopd.
In the Eastern Desert the Company continues to grow production primarily due to successful drilling and facility expansion/optimization projects. Year-to-date the Company has drilled 31 wells in the Eastern Desert resulting in 28 oil wells and 3 dry holes. At West Bakr the Company achieved a new monthly production record in the concession's entire history by producing 6,276 Bopd in September 2013. At West Gharib the Company finalized a well stimulation contract in June and embarked on a completion/stimulation program to complete and stimulate 15 wells that had been waiting on stimulation in addition to new wells drilled in 2013. Between mid-June and the end of the third quarter the Company stimulated 13 wells at West Gharib.
In the Western Desert the Company announced a gas/condensate discovery at East Ghazalat and commenced drilling the first of two approved wells at South Alamein on November 1, 2013.
Dated Brent oil prices were higher in the third quarter, averaging $110.27 per barrel, up 8 % from $102.44 per barrel in Q2-2013. The West Gharib and West Bakr crude is sold at a quality discount to Dated Brent and received a blended price of $97.00 during the quarter. The Company had funds flow of $33.5 million and ended the quarter with positive working capital of $318.8 million or $194.5 million net of debt (including the convertible debentures). The Company's accounts receivable was $239.7 million (Q2-2013 - $222.3 million) at the end of the quarter including collections of $40.8 million from the Egyptian Government during the quarter. The Company expects to collect a total of $250 million to $270 million by year end, representing a 59% to 72% increase over 2012 collections. The majority of the fourth quarter collections are expected to come in the form of a full cargo lifting and a partial cargo lifting, both scheduled for November which have been allocated to the Company. The full cargo lifting occurred November 5 - 7, 2013. These full and partial liftings are expected to result in collections of approximately $65 million based on current pricing. Another large portion of the remaining collections will be the offset of signature bonuses on the four new PSCs awarded to the Company that were recently passed into law. The settlement of the signature bonuses, of $40.6 million, against the outstanding accounts receivable occurred prior to the official PSC signature ceremony held on November 7, 2013.
The Company had net earnings in the quarter of $16.3 million, which includes a $1.6 million non-cash unrealized loss on convertible debentures. The $1.6 million loss represents a fair value adjustment in accordance with IFRS, but does not represent a cash gain or a change in the future cash outlay required to repay the convertible debentures.
In late June and early July, the Egyptian Government led by Mohamed Morsi was removed and a new interim government was installed following massive protests at the end of June. Additional protests held by the supporters of Mohamed Morsi continued in Cairo and other major cities in Egypt for several weeks following his removal from office. Since the middle of August there have been only very small civil disturbances and demonstrations. TransGlobe's offices and staff in Cairo and elsewhere were not materially impacted by these events.
During this period of extraordinary political change, the Company's field operations and offices were not directly impacted. The Company continues to grow in Egypt but at a slower rate than originally planned for 2013 due to delayed approval processes and overall macro-economic pressures in Egypt which have impacted our ability to spend the capital originally budgeted for Egypt. We expect that disruptions to normal business and supply processes will continue in the medium term as Egypt works through its current macro-economic challenges. This has and will continue to impact our ability to execute our programs with the same predictability that we have historically experienced in Egypt.
The recent approval of the new concession agreements by the Egyptian Government is viewed as a very positive indication that the current administration is focused on developing Egypt's resources as part of the overall economic recovery.
The Company has a strong financial position and continues to pursue business development opportunities both within and outside of Egypt.
The Company has determined that it is now in a position to achieve its growth objectives and simultaneously return some cash value to its shareholders. As such, the Company is undertaking to determine the most efficient and fair manner to achieve this objective. The Company is analyzing the possibility of beginning either a modest dividend program or a share buy-back program, or a combination of both strategies. The Company anticipates that it will determine which approach it will take in the near term and implement such approach in 2014.

Q3-2013	2

OPERATIONS UPDATE

OPERATIONS UPDATE
ARAB REPUBLIC OF EGYPT

West Gharib, Arab Republic of Egypt (100% working interest, operated)

Operations and Exploration

The Company drilled five wells in the third quarter resulting in five oil wells (four at East Arta and one at Hoshia).

At East Arta four wells were drilled and cased as oil wells and will be completed and stimulated in the fourth quarter. One Lower Nukhul well was drilled on the northwest edge of the block, one Upper Nukhul well was drilled in the southeast quadrant and two Thebes wells were drilled on the northeast edge of the block.

One well was drilled at Hoshia and will be completed as a Lower Rudeis oil well and placed on production in November.

The Company maintained an active fracture stimulation program that began in mid-June 2013 and continued throughout the third quarter. Since mid-June, a total of 13 wells have been stimulated and placed on production, including 11 at Arta/East Arta, one at Hoshia and one at South Rahmi.

Subsequent to the quarter, two wells were drilled resulting in an infill oil well at Hana and a dry hole at Fadl.

Year to date the Company has drilled 17 wells resulting in 15 oil wells and two dry holes at West Gharib. The rig is currently drilling a development well at Hana.

Production
Production from West Gharib averaged 12,274 Bopd to TransGlobe during the third quarter, a four per cent (555 Bopd) decrease from the previous quarter.

Production averaged 12,024 Bopd in July, 12,305 Bopd in August, 12,464 Bopd in September and 12,000 Bopd in October.

Production was lower in the third quarter due to natural declines which were not fully offset by newly stimulated wells placed on production during the quarter. The company currently has eight cased wells scheduled for stimulation in the fourth quarter in addition to the planned drilling for the balance of the year.

The Company continues to progress a number of infrastructure projects in the West Gharib/West Bakr fields designed to ultimately deliver all West Gharib production to GPC by pipeline and eliminate oil trucking outside the West Gharib field area.

Quarterly West Gharib Production (Bopd)
	2013			2012
	Q-3	Q-2	Q-1	Q-4
Gross production rate	12,274	12,829	12,970	11,563
TransGlobe working interest	12,274	12,829	12,970	11,563
TransGlobe net (after royalties)	6,865	7,066	7,084	6,697
TransGlobe net (after royalties and tax)*	4,812	4,995	4,916	4,884
* Under the terms of the West Gharib Production Sharing concession, royalties and taxes are paid out of the Government’s share of production sharing oil.

West Bakr, Arab Republic of Egypt (100% working interest, operated)
Operations and Exploration
The Company drilled four wells in the third quarter resulting in four oil wells (two in the H-Field, one in the M-Field and one in the K-Field).

The company drilled two development wells in the H-Field during the quarter. One well has been placed on production at a rate of approximately 550 Bopd and the second well was just recently placed on production and still cleaning-up.

In the K-Field the Company drilled an infill location in the north central portion of the field which was cased with oil pay in the Asl A and Asl F sands. Testing will be completed on the Asl F before moving uphole to the primary Asl A target.
In the M-Field, a step-out well was drilled during the quarter along the western limit of the field. The well encountered oil pay in four sands and was completed in the Asl C at initial rates of 300 Bopd.
Subsequent to the quarter, two wells were drilled resulting in an oil well in K-Field and a dry hole in the M-Field. The K-Field well encountered Asl A and Asl B pay and will be completed in the Asl B.

3	Q3-2013

OPERATIONS UPDATE

The rig is currently moving to drill a development well in the H-Field. It is expected that the drilling rig will continue working in West Bakr throughout 2013/14.

Production
Production from West Bakr averaged 5,393 Bopd to TransGlobe during the third quarter, a 10% (504 Bopd) increase from the previous quarter.
Production averaged approximately 5,070 Bopd in July, 5,007 Bopd in August, 6,270 Bopd in September and 6,000 Bopd in October.
The September and October increases are attributed to newly-drilled wells being brought-on production along with a number of recompletions in wells with multiple stacked pay zones. In multi-zone wells, the lowermost intervals have initially been completed which are often thin with indications of bottom water. As these zones decline in productivity and show increasing water production, they are either plugged-back or commingled with uphole, thicker and more productive oil zones.

Quarterly West Bakr Production (Bopd)
	2013			2012
	Q-3	Q-2	Q-1	Q-4
Gross production rate	5,393	4,889	4,359	4,730
TransGlobe working interest	5,393	4,889	4,359	4,730
TransGlobe net (after royalties)	1,488	1,624	1,373	1,569
TransGlobe net (after royalties and tax)*	1,102	1,274	1,061	1,230
* Under the terms of the West Bakr Production Sharing concession, royalties and taxes are paid out of the Government's share of production sharing oil.
East Ghazalat, Arab Republic of Egypt (50% working interest)
Operations and Exploration
The North Dabaa 1X exploration well was drilled to a total depth of 14,740 feet and cased as a Cretaceous oil and Jurassic gas condensate discovery. Based on open hole well logs and samples, the well encountered approximately eight feet of net oil pay in the Abu Roash formation and 23 feet of net gas/condensate pay in the Khatatba formation.

The Khatatba formation (9,882 - 9,906 feet) was completed and flow tested using the drilling rig for a total duration of 72.5 hours.  During this period, approximately 48.9 million cubic feet of gas (“MMcf”) and 4,893 barrels (“Bbl”) of 56.9° API condensate were recovered on choke sizes varying from 18/64 inch to 64/64 inch and corresponding wellhead drawdowns of 2% to 44%.  This represents average rates during the entire flow test of 16.2 million cubic feet of gas per day (“MMcfd”) and 1,620 barrels per day (“Bpd”) of condensate.  An extended flow period of 26 hours was performed on a 64/64 inch choke during the test resulting in rates of 26.0 MMcfd of gas and 2,571 Bpd of condensate.  Shut-in periods were conducted during the test, however a detailed well test analysis has not been performed.  The test results should be considered as preliminary and are not necessarily indicative of long-term performance.  The well was suspended and the drilling rig was released.  The new pool discovery may require additional drilling to determine the extent and commerciality of the discovery. The North Dabaa 1X exploration well was drilled, cased, completed and tested for a total estimated cost of $6.6 million ($3.3 million to TransGlobe). The North Dabaa 1X discovery is located approximately 1.4 kilometers east of the Company’s newly awarded 100% working interest South Ghazalat concession.

The Abu Roash oil zone was completed and tested in October using a workover rig. The Abu Roash was perforated and flowed approximately 100 Bopd with a 45% water cut on a short flow test with nitrogen lift. The well has been suspended pending further evaluation.

Production
Production from East Ghazalat averaged 421 Bopd (211 Bopd to TransGlobe) during the third quarter, a 46% (182 Bopd to TransGlobe) decrease from the previous quarter primarily due to natural declines and two pump failures which had been shut-in since July.

Production to TransGlobe averaged 241 Bopd in July, 198 Bopd in August, 193 Bopd in September and 216 Bopd in October. Approximately 420 Bopd (210 Bopd to TransGlobe) had been shut-in since early July due to two pump failures which were worked-over in late October and placed back on production.

Quarterly East Ghazalat Production (Bopd)
	2013			2012
	Q-3	Q-2	Q-1	Q-4
Gross production rate	421	786	677	934
TransGlobe working interest	211	393	338	467
TransGlobe net (after royalties)	106	189	170	235
TransGlobe net (after royalties and tax)*	84	149	135	187
* Under the terms of the East Ghazalat Production Sharing concession, royalties and taxes are paid out of the Government's share of production sharing oil.
South Alamein, Arab Republic of Egypt (100% working interest, operated)
Operations and Exploration
The Company approved a budget for 2013 which included an initial eight-well drilling program and the development of the Boraq 2 oil discovery. The 2013 drilling program included two Boraq appraisal wells with the balance of the program focused on exploration prospects in South Alamein.

Q3-2013	4

OPERATIONS UPDATE

The Company has been working closely with EGPC and the Ministry of Oil since early 2012 to obtain military surface access approvals in the South Alamein concession. In early June, the Company received military approval for the West Manar and Taef exploration wells. Subsequently the Company contracted a drilling rig for two firm wells plus two option wells.

The drilling rig was mobilized to the Taef prospect during October and drilling commenced on November 1, 2013. Following the Taef well, the rig is scheduled to drill the West Manar prospect. It is expected that the wells will take 30 to 45 days each to drill and test.

The wells are targeting an estimated 11 million barrels and 25 million barrels of P mean un-risked prospective resources respectively. The estimated prospective resources were independently evaluated as of December 31, 2012 by DeGolyer and McNaughton Canada Limited as disclosed in the January 11, 2013 press release.
Production
The Company is discussing a potential development lease with EGPC for the Boraq discovery which could facilitate early production from Boraq when military access approval is received. Originally the Company had budgeted for a Q4-2013 startup of production from Boraq (approximately 1,800 Bopd) with an average production rate of 460 Bopd for 2013. First oil from Boraq has been deferred primarily due to delayed military approvals.

NEW CONCESSIONS EGPC BID ROUND

On November 7, 2013 the Company announced that the four new concessions awarded in the 2012 EGPC bid round were approved and signed November 7, 2013. With the addition of the four new 100% concessions, the Company’s concessions in Egypt have doubled to a total of eight (7 operated) and the exploration acreage has increased by approximately 800,000 net acres. The Company has committed to $101.1 million of expenditures on the new blocks over the next three years which is comprised of $40.6 million in signature bonus and $60.5 million of work commitments during the first three year exploration phase. The $40.6 million signature bonus has been offset against outstanding receivables owed to the Company by EGPC. The Company, through the use of its Borrowing Base Facilities, has provided letters of guarantee in the amount of $60.6 million for the first phase work commitments.

Each concession consists of an initial three-year exploration period with the provision for two extension periods of two years each for a total exploration period of seven years. In addition to further work commitments, the company is required to relinquish 25% of the exploration lands prior to entering the next exploration extension. At the end of the exploration period all lands not converted to development leases must be relinquished. Development leases are for 20 years with a provision for a five-year extension.

North West Gharib, Arab Republic of Egypt (100% WI)

The Company's primary objective was obtaining the 655 square kilometer (162,000 acre) North West Gharib concession which surrounds and immediately offsets the Company's core West Gharib/West Bakr producing concessions (~45,000 acres). At North West Gharib the Company expects to commence drilling shortly after ratification and final approval of the concession into law. The Company has identified more than 79 drilling locations based on existing well and seismic data for the area. The Company intends to identify additional exploration targets by acquiring 3D seismic data on portions of the Concessions which are not covered with modern 3D seismic.

At North West Gharib the company has paid a signature bonus of $25 million and committed to a work program of $35 million in the first phase which consists of 200 Km2 of 3D seismic and 30 wells. The North West Gharib concession production sharing terms are as follows: cost oil of 25%, sharing of profit oil with 15% to the Contractor, 85% to the Government of Egypt, with 5% excess cost recovery oil to the Contractor. Capital investments are amortized over five years and operating costs are fully recovered in the quarter incurred and paid. All taxes and royalties are paid out of the Government’s share of profit oil.

South West Gharib, Arab Republic of Egypt (100% WI)

The 195 square kilometer (48,000 acre) South West Gharib concession is located immediately south of the North West Gharib concession. The Company will acquire 3D seismic over the entire concession prior to drilling exploration wells in the first exploration phase.

At South West Gharib the company has paid a signature bonus of $5.2 million and committed to a work program of $10 million in the first phase which consists of 200 Km2 of 3D seismic and four wells.

The South West Gharib concession production sharing terms are as follows: cost oil of 25%, sharing of profit oil with 15% to the Contractor, 85% to the Government of Egypt, with 5% excess cost recovery oil to the Contractor. Capital investments are amortized over five years and operating costs are fully recovered in the quarter incurred and paid. All taxes and royalties are paid out of the Government’s share of profit oil.

South East Gharib, Arab Republic of Egypt (100% WI)

The 508 square kilometer (125,000 acre) South East Gharib concession is located immediately south of the South West Gharib concession. The Company will acquire extensive 2D and 3D seismic over this area prior to drilling exploration wells in the first exploration phase.

At South East Gharib the company has paid a signature bonus of $5.2 million and committed to a work program of $7.5 million in the first phase which consists of 300 km of 2D seismic, 200 Km2 of 3D seismic and two wells.

The South East Gharib concession production sharing terms are as follows: cost oil of 25%, sharing of profit oil with 15% to the Contractor, 85% to the Government of Egypt, with 5% excess cost recovery oil to the Contractor. Capital investments are amortized over five years and operating costs are fully recovered in the quarter incurred and paid. All taxes and royalties are paid out of the Government’s share of profit oil.

5	Q3-2013

OPERATIONS UPDATE

South Ghazalat, Arab Republic of Egypt (100% WI)

The 1,883 square kilometer (465,000 acre) South Ghazalat concession is located in the Western Desert to the west of the company's East Ghazalat concession in the prolific Abu Gharadig basin. The Company will acquire extensive 3D seismic over this area prior to drilling exploration wells in the first exploration phase.

At South Ghazalat the company has paid a signature bonus of $5.2 million and committed to a work program of $8 million in the first phase which consists of 400 Km2 of 3D seismic and two wells.

The South Ghazalat concession production sharing terms are as follows: cost oil of 25%, sharing of profit oil with 17% to the Contractor, 83% to the Government of Egypt, with 5% excess cost recovery oil to the Contractor. Capital investments are amortized over five years and operating costs are fully recovered in the quarter incurred and paid. All taxes and royalties are paid out of the Government’s share of profit oil.
REPUBLIC OF YEMEN
Block S-1, Republic of Yemen (25% working interest)
Operations and Exploration
No wells were drilled during the third quarter.
Production
Production was shut-in during the first three quarters of 2013.
Production remained shut-in until November 8, 2013 primarily due to labour negotiations with field employees and tender of service/support contracts in the field. A settlement was reached with the field employees in early April and the operator awarded new service contracts in late May/early June. The new contractors continued negotiations with the local tribes to provide labour for the respective contracts which was concluded in late October.
On November 8, 2013 production recommenced after being shut-in for the past 12 months. Initial production is approximately 4,000 Bopd (1,000 Bopd to TransGlobe). It is expected that the full field will be brought onstream over the next several months as and when service equipment is available to start wells which require assistance to start flowing.

Quarterly Block S-1 Production and Sales (Bopd)
	2013			2012
	Q-3	Q-2	Q-1	Q-4
Gross field production rate	—	—	—	3,112
Gross sales production rate	—	—	108	7,748
TransGlobe working interest	—	—	27	1,937
TransGlobe net (after royalties)	—	—	14	1,273
TransGlobe net (after royalties and tax)*	—	—	10	1,105
* Under the terms of the Block S-1 PSA, royalties and taxes are paid out of the Government’s share of production sharing oil.
Block 32, Republic of Yemen (13.81% working interest)
Operations and Exploration
The Company participated in one exploration well during the quarter, which resulted in an oil discovery at Salsala 1 located in the southwestern corner of the block. Based on internal estimates provided by the Operator, the Salsala 1 prospect is estimated to contain an un-risked prospective gross resource potential of 2.6 million barrels on a P mean (most likely) basis.
The Salsala 1 exploration well was directionally drilled to a total depth of 4,147 metres (13,606 ft.) targeting the Shuqra, Kholan and a fractured basement prospect. The Shuqra was perforated over a 32 metre (105 ft.) interval. The zone was acidized and tested at a naturally flowing peak rate of 5,900 barrels oil per day (“Bopd”) of 35 API gravity oil with no water on a 64/64 inch choke size and an estimated reservoir drawdown of 14%. The well was choked back due to facility constraints to a choke size of 36/64 inch and was naturally flowed for an extended flow of 13 hours at an average rate of 3,400 Bopd with 1% water and an average drawdown of 13%. The test results should be considered as preliminary and are not necessarily indicative of long-term performance. The well was suspended and the drilling rig was released. The total wells cost including test is estimated at $12.2 million ($1.7 million to TransGlobe). The partners are currently evaluating the drilling and test results to determine the best development plan for this discovery.
Production
Production sales from Block 32 averaged 1,673 Bopd (231 Bopd to TransGlobe) during the third quarter. The reported gross sales production rate represents the amount of oil that was lifted and sold during the quarter. It is expected that sales production rates and the field production rates will vary quarter to quarter depending on the timing of tanker liftings during the respective quarter.
Field production during the third quarter averaged 2,310 Bopd (319 Bopd to TransGlobe) which is approximately 4% higher than the previous quarter due to production from Godah 13 during the quarter.

Q3-2013	6

OPERATIONS UPDATE

Field production averaged approximately 2,191 Bopd (303 Bopd to TransGlobe) during October.

Quarterly Block 32 Production and Sales (Bopd)
	2013			2012
	Q-3	Q-2	Q-1	Q-4
Gross field production rate	2,310	2,211	2,416	2,442
Gross sales production rate	1,673	3,100	1,556	3,271
TransGlobe working interest	231	428	215	452
TransGlobe net (after royalties)	169	264	210	253
TransGlobe net (after royalties and tax)*	150	211	113	185
* Under the terms of the Block 32 PSA, royalties and taxes are paid out of the Government’s share of production sharing oil.
Block 72, Republic of Yemen (20% working interest)
Operations and Exploration
No new wells were drilled during the third quarter.

The joint interest partners have approved the Gabdain #3 exploration well, subject to the resolution of logistic/security issues in the area. The operator has requested an extension to the current exploration phase of the PSA and is targeting December 2013 to commence drilling activities on Gabdain 3.

Gabdain 3 is targeting a large fractured basement prospect originally drilled at Gabdain 1 in 2010. Gabdain #1 tested approximately 170 Bopd light oil from the Kholan formation with 85% drawdown (which overlies the basement) during a two-day production test. Test rates are not necessarily indicative of long-term performance. The basement fractures at Gabdain 1 were tight and non-productive. The Gabdain 3 well is located approximately five kilometers from Gabdain 1 and is targeting fractures in the basement. It is expected that the 3,500 meter (11,500 feet) exploration well will cost approximately $14.0 million ($2.8 million to TransGlobe).

Block 75, Republic of Yemen (25% working interest)
Operations and Exploration
No wells were drilled during the quarter.

Future drilling has been suspended pending resolution of logistics and security concerns.

7	Q3-2013

MANAGEMENT'S DISCUSSION AND ANALYSIS

MANAGEMENT'S DISCUSSION AND ANALYSIS
November 11, 2013
The following discussion and analysis is management's opinion of TransGlobe's historical financial and operating results and should be read in conjunction with the unaudited Condensed Consolidated Interim Financial Statements for the Company for the three and nine months ended September 30, 2013 and 2012 and the audited Consolidated Financial Statements and management's discussion and analysis ("MD&A") for the year ended December 31, 2012 included in the Company’s annual report. The Condensed Consolidated Interim Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board in the currency of the United States (except where otherwise noted). Additional information relating to the Company, including the Company’s Annual Information Form, is on SEDAR at www.sedar.com. The Company’s annual report on Form 40-F may be found on EDGAR at www.sec.gov.
READER ADVISORIES
Forward Looking Statements
Certain statements or information contained herein may constitute forward-looking statements or information under applicable securities laws, including, but not limited to, management’s assessment of future plans and operations, anticipated increases to the Company's reserves and production, the possible sale of the Company's assets in Yemen, collection of accounts receivable from the Egyptian Government, drilling plans and the timing thereof, commodity price risk management strategies, adapting to the current political situations in Egypt and Yemen, reserve estimates, management’s expectation for results of operations for 2013, including expected 2013 average production, funds flow from operations, the 2013 capital program for exploration and development, the timing and method of financing thereof, method of funding drilling commitments, and commodity prices and expected volatility thereof. Statements relating to "reserves" are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described can be profitably produced in the future.
Forward-looking statements or information relate to the Company’s future events or performance. All statements other than statements of historical fact may be forward-looking statements or information. Such statements or information are often but not always identified by the use of words such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe”, and similar expressions.
Forward-looking statements or information necessarily involve risks including, without limitation, risks associated with oil and gas exploration, development, exploitation, production, marketing and transportation, loss of markets, economic and political instability, volatility of commodity prices, currency fluctuations, imprecision of reserve estimates, environmental risks, competition from other producers, inability to retain drilling rigs and other services, incorrect assessment of the value of acquisitions, failure to realize the anticipated benefits of acquisitions, delays resulting from or inability to obtain required regulatory approvals and ability to access sufficient capital from internal and external sources. The recovery and reserve estimates of the Company's reserves provided herein are estimates only and there is no guarantee that the estimated reserves will be recovered. Events or circumstances may cause actual results to differ materially from those predicted, as a result of the risk factors set out and other known and unknown risks, uncertainties, and other factors, many of which are beyond the control of the Company.
In addition, forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information in order to provide shareholders with a more complete perspective on the Company's future operations. Such statements and information may prove to be incorrect and readers are cautioned that such statements and information may not be appropriate for other purposes. Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements or information because the Company can give no assurance that such expectations will prove to be correct. In addition to other factors and assumptions which may be identified herein, assumptions have been made regarding, among other things: the impact of increasing competition; the general stability of the economic and political environment in which the Company operates; the timely receipt of any required regulatory approvals; the ability of the Company to obtain qualified staff, equipment and services in a timely and cost efficient manner; drilling results; the ability of the operator of the projects which the Company has an interest in to operate the field in a safe, efficient and effective manner; the ability of the Company to obtain financing on acceptable terms; field production rates and decline rates; the ability to replace and expand oil and natural gas reserves through acquisition, development and exploration; the timing and costs of pipeline, storage and facility construction and expansion and the ability of the Company to secure adequate product transportation; future commodity prices; currency, exchange and interest rates; the regulatory framework regarding royalties, taxes and environmental matters in the jurisdictions in which the Company operates; and the ability of the Company to successfully market and receive payment for its oil and natural gas products.
Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which have been used. As a consequence, actual results may differ materially from those anticipated in the forward-looking statements. Additional information on these and other factors that could affect the Company's operations and financial results are included in reports on file with Canadian securities regulatory authorities and may be accessed through the SEDAR website (www.sedar.com), EDGAR website (www.sec.gov) and at the Company's website (www.trans-globe.com). Furthermore, the forward-looking statements or information contained herein are made as at the date hereof and the Company does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws.
The reader is further cautioned that the preparation of financial statements in accordance with IFRS requires management to make certain judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Estimating reserves is also critical to several accounting estimates and requires judgments and decisions based upon available geological, geophysical, engineering and economic data. These estimates may change, having either a negative or positive effect on net earnings as further information becomes available, and as the economic environment changes.

Q3-2013	8

MANAGEMENT'S DISCUSSION AND ANALYSIS

MANAGEMENT STRATEGY AND OUTLOOK
The 2013 outlook provides information as to management’s expectation for results of operations for 2013. Readers are cautioned that the 2013 outlook may not be appropriate for other purposes. The Company’s expected results are sensitive to fluctuations in the business environment and may vary accordingly. This outlook contains forward-looking statements that should be read in conjunction with the Company’s disclosure under “Forward-Looking Statements”, outlined on the first page of this MD&A.
2013 Production Outlook

Production Forecast
	2013 Guidance	2012 Actual	% Change
Barrels of oil per day	18,500	17,496	6
Production guidance has been reduced to 18,500 Bopd from previous guidance of 19,000 Bopd to 20,000 Bopd, primarily due to the revised start-up expectations for Block S-1 in Yemen (~400 Bopd), lower average production rates from recent wells brought on production in West Gharib (~300 Bopd) and servicing issues in both West Bakr (~200 Bopd) and East Ghazalat (~100 Bopd).
2013 Updated Funds Flow From Operations Outlook
Funds flow from operations has been adjusted to $135.0 million ($1.79/share) based on an average Dated Brent oil price of $100/Bbl for the remainder of the year and assumes the revised production guidance of 18,500 Bopd for the year as set out above. Variations in production and commodity prices during the remainder of 2013 could change this outlook. An increase or decrease in the average Dated Brent oil price of $10/Bbl for the remainder of the year would result in a corresponding change in anticipated 2013 funds flow by approximately $3.6 million or $0.05/share. Although Block S-1 recommenced production on November 8, 2013, revenue will not be booked to S-1 until a cargo is lifted which could occur in early 2014 providing production is not interrupted.

Funds Flow Forecast
($ millions)	2013 Guidance	2012 Actual	% Change
Funds flow from operations	135.0	153.5	(12)
Dated Brent oil price ($ per Bbl)	106.32	111.56	(5)
* Dated Brent oil price for 2013 Updated Guidance includes an estimated price of $100/Bbl for Q4-2013.

Revised 2013 Capital Budget	Nine Months	2013	2013
($ millions)	September 30, 2013	Guidance	Capital Budget
Egypt	57.1	77.9	124.0
Yemen	2.7	4.4	5.0
	59.8	82.3	129.0
Bonus payments and fees on new concessions	—	42.6	—
Total	59.8	124.9	129.0
The 2013 capital program is split 72:28 between development and exploration, respectively, not including the $42.6 million for signature bonuses and fees.  The Company plans to participate in 46 wells in 2013.  It is anticipated that the Company will fund its 2013 capital budget from funds flow from operations and working capital.
The Company has increased the 2013 capital budget by $42.6 million to reflect the approval of the four new EGPC concessions.
ADDITIONAL MEASURES
Funds Flow from Operations
This document contains the term “funds flow from operations”, which should not be considered an alternative to or more meaningful than “cash flow from operating activities” as determined in accordance with IFRS. Funds flow from operations is a measure that represents cash generated from operating activities before changes in non-cash working capital. Management considers this a key measure as it demonstrates TransGlobe’s ability to generate the cash necessary to fund future growth through capital investment. Funds flow from operations may not be comparable to similar measures used by other companies.

Reconciliation of Funds Flow from Operations
	Three months ended September 30		Nine Months Ended September 30
($000s)	2013	2012	2013	2012
Cash flow from operating activities	22,035	2,368	90,282	28,742
Changes in non-cash working capital	11,448	33,029	12,093	77,917
Funds flow from operations*	33,483	35,397	102,375	106,659
* Funds flow from operations does not include interest or financing costs. Interest expense is included in financing costs on the Condensed Consolidated Interim Statements of Earnings and Comprehensive Income. Cash interest paid is reported as a financing activity on the Condensed Consolidated Interim Statements of Cash Flows.

9	Q3-2013

MANAGEMENT'S DISCUSSION AND ANALYSIS

Debt-to-funds flow ratio
Debt-to-funds flow is a measure that is used to set the amount of capital in proportion to risk. The Company’s debt-to-funds flow ratio is computed as long-term debt, including the current portion, plus convertible debentures over funds flow from operations for the trailing twelve months. Debt-to-funds flow may not be comparable to similar measures used by other companies.
Netback
Netback is a measure that represents sales net of royalties (all government interests, net of income taxes), operating expenses and current taxes. Management believes that netback is a useful supplemental measure to analyze operating performance and provide an indication of the results generated by the Company’s principal business activities prior to the consideration of other income and expenses. Netback may not be comparable to similar measures used by other companies.
TRANSGLOBE’S BUSINESS
TransGlobe is a Canadian-based, publicly-traded, oil exploration and production company whose activities are concentrated in two main geographic areas: the Arab Republic of Egypt (“Egypt”) and the Republic of Yemen (“Yemen”).
SELECTED QUARTERLY FINANCIAL INFORMATION

	2013			2012				2011
(000s, except per share, price and volume amounts)	Q-3	Q-2	Q-1	Q-4	Q-3	Q-2	Q-1	Q-4
Average production volumes (Bopd)	18,197	18,417	18,001	17,875	18,143	16,978	16,720	12,054
Average sales volumes (Bopd)	18,109	18,539	17,909	19,148	17,124	16,978	16,720	12,054
Average price ($/Bbl)	97.18	90.48	99.21	98.70	96.88	95.84	104.78	99.12
Oil sales	161,900	152,646	159,915	173,864	152,624	148,078	159,426	109,919
Oil sales, net of royalties	78,531	76,223	79,366	92,281	74,540	73,633	77,212	60,609
Cash flow from operating activities	22,035	16,347	51,900	65,250	2,368	24,603	1,771	2,330
Funds flow from operations*	33,483	32,887	36,005	46,839	35,397	35,174	36,088	26,469
Funds flow from operations per share
- Basic	0.45	0.45	0.49	0.63	0.49	0.48	0.49	0.36
- Diluted	0.44	0.40	0.44	0.57	0.47	0.43	0.48	0.35
Net earnings	16,344	10,397	24,878	34,836	11,774	30,149	10,975	30,519
Net earnings (loss) - diluted	16,344	(183)	21,427	32,156	11,774	20,821	10,975	30,519
Net earnings per share
- Basic	0.22	0.14	0.34	0.48	0.16	0.41	0.15	0.42
- Diluted	0.22	—	0.26	0.39	0.16	0.25	0.15	0.41

Total assets	723,708	670,996	672,675	653,425	635,529	620,937	648,012	525,806
Cash and cash equivalents	128,162	101,435	112,180	82,974	45,732	72,230	127,313	43,884
Convertible debentures	85,300	81,830	93,842	98,742	102,920	95,043	105,835	—
Total long-term debt, including
current portion	39,040	15,224	17,097	16,885	31,878	37,855	57,910	57,609
Debt-to-funds flow ratio**	0.8	0.6	0.7	0.8	1.0	1.0	1.2	0.5
* Funds flow from operations is a measure that represents cash generated from operating activities before changes in non-cash working capital and may not be comparable to measures used by other companies.

** Debt-to-funds flow ratio is measure that represents total long-term debt (including the current portion) plus convertible debentures over funds flow from operations from the trailing 12 months and may not be comparable to measures used by other companies.

Q3-2013	10

MANAGEMENT'S DISCUSSION AND ANALYSIS

During the third quarter of 2013, TransGlobe has:

•	Maintained a strong financial position, reporting a debt-to-funds flow ratio of 0.8 at September 30, 2013;

•	Reported net earnings of $16.3 million, which includes a $1.6 million unrealized non-cash loss on convertible debentures;

•	Experienced an increase in oil sales compared to Q2-2013 primarily as a result of increased oil prices;

•
Achieved funds flow from operations of $33.5 million. Funds flow from operations is lower for the three and nine months ended September 30, 2013 versus the same periods in the prior year principally due to higher operating costs, a portion of which has not yet been recognized by EGPC into the cost recovery pools. Once these expenses are included in the cost recovery pools the EGPC government take will adjust to reflect those expenses;

•	Experienced an increase in cash flow from operating activities as compared to Q2-2013, which is mostly due to higher collections on accounts receivable balances;

•	Spent $22.4 million on capital programs and acquisitions, which were funded entirely with cash on hand and the utilization of the Company's Borrowing Base Facility; and

•
Reported an unrealized loss on convertible debentures of $1.6 million in Q3-2013 as compared to an unrealized gain on convertible debentures of $9.1 million in Q2-2013, which is the main reason for the change in earnings between the two periods.

2013 TO 2012 NET EARNINGS VARIANCES

	$000s	$ Per Share Diluted	% Variance
Q3-2012 net earnings	11,774	0.16
Cash items
Volume variance	8,854	0.12	77
Price variance	422	0.01	4
Royalties	(5,285)	(0.07)	(45)
Expenses:
Production and operating	(5,301)	(0.07)	(45)
Cash general and administrative	343	—	3
Exploration	15	—	—
Current income taxes	(932)	(0.01)	(8)
Realized foreign exchange gain (loss)	11	—	—
Interest on long-term debt	(212)	—	(2)
Other income	(41)	—	—
Total cash items variance	(2,126)	(0.02)	(16)
Non-cash items
Unrealized foreign exchange gain	1,305	0.02	11
Depletion, depreciation and amortization	(1,008)	(0.01)	(9)
Unrealized gain (loss) on financial instruments	2,727	0.03	23
Impairment loss	(226)	—	(2)
Stock-based compensation	38	—	—
Deferred income taxes	3,816	0.04	32
Deferred lease inducement	3	—	—
Amortization of deferred financing costs	41	—	—
Total non-cash items variance	6,696	0.08	55
Q3-2013 net earnings	16,344	0.22	39
Net earnings increased to $16.3 million in Q3-2013 compared to $11.8 million in Q3-2012. From an operational perspective, the increase in royalties and production and operating expenses was partially offset by increased volumes and prices, the net of which contributed a loss of $1.3 million to the quarter-over-quarter change in earnings. The remaining increase is mostly due to favorable fluctuations in the unrealized gain/loss on financial instruments and deferred income taxes.

11	Q3-2013

MANAGEMENT'S DISCUSSION AND ANALYSIS

BUSINESS ENVIRONMENT
The Company’s financial results are significantly influenced by fluctuations in commodity prices, including price differentials. The following table shows select market benchmark prices and foreign exchange rates:

	2013			2012
	Q-3	Q-2	Q-1	Q-4	Q-3
Dated Brent average oil price ($/Bbl)	110.27	102.44	112.59	109.97	109.61
U.S./Canadian Dollar average exchange rate	1.039	1.023	1.009	0.991	0.995

The price of Dated Brent oil averaged 8% higher in Q3-2013 compared with Q2-2013. All of the Company’s production is priced based on Dated Brent and shared with the respective governments through PSCs. When the price of oil increases, it takes fewer barrels to recover costs (cost recovery barrels) which are assigned 100% to the Company. The contracts provide for cost recovery per quarter up to a maximum percentage of total revenue. Timing differences often exist between the Company's recognition of costs and their recovery as the Company accounts for costs on an accrual basis, whereas cost recovery is determined on a cash basis. If the eligible cost recovery is less than the maximum defined cost recovery, the difference is defined as "excess". In Egypt, depending on the PSC, the Contractor's share of excess ranges between 0% and 30%. In Yemen, under the Production Sharing Agreements, the excess is treated as production sharing oil. If the eligible cost recovery exceeds the maximum allowed percentage, the unclaimed cost recovery is carried forward to the next quarter. Typically maximum cost recovery or cost oil ranges from 25% to 30% in Egypt and 50% to 60% in Yemen. The balance of the production after maximum cost recovery is shared with the respective governments (production sharing oil). In Egypt, depending on the contract, the government receives 70% to 86% of the production sharing oil or profit oil. In Yemen, the government receives 65% of the production sharing oil or profit oil. Production sharing splits are set in each contract for the life of the contract. Typically the government’s share of production sharing oil increases when production exceeds pre-set production levels in the respective contracts. During times of increased oil prices, the Company receives less cost oil and may receive more production sharing oil. For reporting purposes, the Company records the respective government’s share of production as royalties and taxes (all taxes are paid out of the Government’s share of production).
During the political change in Egypt, business processes and operations have generally proceeded as normal. While exploration and development activities have only been subjected to short-term interruptions, the Company has continued to experience delays in the collection of accounts receivable from the Egyptian Government due to the economic impact caused by the political and civil instability in the country. The Company is in continual discussions with the Egyptian Government to determine solutions to the delayed cash collections, and expects to recover the accounts receivable balance in full. During the first nine months of 2013, the Company collected $147.7 million in accounts receivable from the Egyptian Government. The Company expects to collect a total of $250 million to $270 million by year end, representing a 59% to 72% increase over 2012 collections. The largest component of the anticipated collections in the fourth quarter will come in the form of a full cargo lifting and a partial cargo lifting, both scheduled for November. These full and partial liftings are expected to result in collections of approximately $65 million based on current pricing. Another large portion of the remaining collections has been the offset of signature bonuses on the four new PSCs awarded to the Company that were recently passed into law. The Company received written confirmation from EGPC that these signature bonuses, which amount to $40.6 million, were offset against the outstanding accounts receivable. Further collections in the fourth quarter are expected in the form of both cash and the offset of accounts payable to Egyptian Government affiliates.
In late June massive civil protests in Cairo and other large population centres in Egypt began which ultimately led to the Egyptian military removing the President from his office on July 3, 2013.  Immediately following his removal an interim government was appointed and a road map to new elections, that are expected to take place in early 2014, was announced.  Additional protests held by supporters of Mohamed Morsi continued in Cairo and other major cities in Egypt for several weeks following his removal from office. Since the middle of August there have been only very small civic disturbances and demonstrations. TransGlobe's offices and staff in Cairo and elsewhere were not materially impacted by these events. In addition, these events have had no significant impact on the Company's current operations.  At this time it is not possible for TransGlobe to predict how the transition to a newly-elected government will impact the Company in the long-term.  However, the interim government officials appointed and the significant financial support pledged from neighboring countries are viewed as positive by TransGlobe.

On October 3, 2013, TransGlobe received written notice from the Egyptian Government that the four PSCs (100% working interest) that were won in the 2011/2012 EGPC bid round had been ratified into law. The new PSCs became effective on November 7, 2013 following the settlement of signature bonuses and an official signature ceremony.  The Company committed to spending $101.1 million in the first exploration period (3 years) including signature bonuses of $40.6 million, the acquisition of new 2D and 3D seismic, and the drilling of 38 wells. The Company views the timely ratification of the new PSCs, post the implementation of the new interim government, as a positive indicator that Egypt's oil and gas processes are normalizing.

OPERATING RESULTS AND NETBACK
Daily Volumes, Working Interest before Royalties (Bopd)
Production Volumes

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Egypt	17,878	16,854	17,886	16,622
Yemen	319	1,251	319	662
Total Company	18,197	18,105	18,205	17,284

Q3-2013	12

MANAGEMENT'S DISCUSSION AND ANALYSIS

Sales Volumes

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Egypt	17,878	16,854	17,886	16,622
Yemen	231	271	300	320
Total Company	18,109	17,125	18,186	16,942

Netback
Consolidated

	Nine Months Ended September 30
	2013		2012
(000s, except per Bbl amounts)	$	$/Bbl	$	$/Bbl
Oil sales	474,461	95.57	460,128	99.12
Royalties	240,341	48.41	234,743	50.57
Current taxes	66,682	13.43	66,216	14.26
Production and operating expenses	48,984	9.87	35,024	7.54
Netback	118,454	23.86	124,145	26.75

	Three Months Ended September 30
	2013		2012
(000s, except per Bbl amounts)	$	$/Bbl	$	$/Bbl
Oil sales	161,900	97.18	152,624	96.88
Royalties	83,369	50.04	78,084	49.56
Current taxes	22,566	13.54	21,634	13.73
Production and operating expenses	16,923	10.16	11,622	7.38
Netback	39,042	23.44	41,284	26.21

Egypt

	Nine Months Ended September 30
	2013		2012
(000s, except per Bbl amounts)	$	$/Bbl	$	$/Bbl
Oil sales	465,574	95.35	450,374	98.89
Royalties	237,311	48.60	230,649	50.64
Current taxes	65,695	13.45	64,890	14.25
Production and operating expenses	42,921	8.79	29,552	6.49
Netback	119,647	24.51	125,283	27.51

	Three Months Ended September 30
	2013		2012
(000s, except per Bbl amounts)	$	$/Bbl	$	$/Bbl
Oil sales	159,540	97.00	149,962	96.72
Royalties	82,815	50.35	77,033	49.68
Current taxes	22,369	13.60	21,318	13.75
Production and operating expenses	14,840	9.02	10,510	6.78
Netback	39,516	24.03	41,101	26.51
The netback per Bbl in Egypt decreased 9% and 11%, respectively, in the three and nine months ended September 30, 2013 compared with the same periods of 2012. The decrease in netback per Bbl experienced in the three month period ended September 30, 2013 as compared to 2012 is mainly the result of increased production and operating expense accruals, which are $4.0 million higher as at September 30, 2013 as compared to September 30, 2012. This increase in mainly due to increased third party oil treatment fees, increased diesel consumption and pricing, and increased costs associated with workovers as compared to the same period in 2012. Accrued operating expenses cannot be used to increase the

13	Q3-2013

MANAGEMENT'S DISCUSSION AND ANALYSIS

cost oil allocated to the Company until paid in cash, and because the entire increase is the result of increased accruals the Company did not experience a corresponding decrease in royalties and taxes on a per Bbl basis as a result of the increased production and operating costs per Bbl during the three months ended September 30, 2013.
The main reason for the decreased netback during the nine months ended September 30, 2013 as compared to the same period in 2012 was the effect of a 4% reduction in realized oil prices. While production and operating expenses per Bbl increased in the nine months ended September 30, 2013 compared to the same period in 2012 for reasons described above, the increased accruals were a small factor in the overall increase. For this reason, the increase in production and operating expenses per Bbl on a year to date basis, as compared to the same period in 2012, resulted in an increase in cost oil allocated to the Company, which reduced royalties and taxes on a per Bbl basis.
The average selling price during the three months ended September 30, 2013 was $97.00/Bbl, which represents a gravity/quality adjustment of approximately $13.27/Bbl to the average Dated Brent oil price for the period of $110.27/Bbl. Royalties and taxes as a percentage of revenue remained consistent at 66% and 65%, respectively, in the three and nine months ended September 30, 2013, compared with a ratio of 66% reported in the same periods of 2012.

Yemen

	Nine Months Ended September 30
	2013		2012
(000s, except per Bbl amounts)	$	$/Bbl	$	$/Bbl
Oil sales	8,887	108.51	9,754	111.25
Royalties	3,030	37.00	4,094	46.69
Current taxes	987	12.05	1,326	15.12
Production and operating expenses	6,063	74.03	5,472	62.41
Netback	(1,193)	(14.57)	(1,138)	(12.97)

	Three Months Ended September 30
	2013		2012
(000s, except per Bbl amounts)	$	$/Bbl	$	$/Bbl
Oil sales	2,360	111.05	2,662	106.93
Royalties	554	26.07	1,051	42.22
Current taxes	197	9.27	316	12.69
Production and operating expenses	2,083	98.01	1,112	44.67
Netback	(474)	(22.30)	183	7.35
In Yemen, the Company experienced negative netbacks per Bbl of $22.30 and $14.57, respectively, in the three and nine months ended September 30, 2013. Production and operating expenses on a per Bbl basis remained elevated in Q3-2013 as a result of production being shut-in on Block S-1 for the entire quarter. While production volumes were down, the Company continued to incur the majority of the production and operating costs on Block S-1 which significantly increased production and operating expenses per Bbl. Block S-1 production and operating expenses contributed $75.56/Bbl and $39.82/Bbl, respectively, to the production and operating expenses per Bbl in the tables above for the three and nine months ended September 30, 2013. After being shut-in for several months, when production resumed on Block S-1 in July 2012 and again in November 2012 all operating expenses accumulated during the shut-in period were recovered through cost oil within the first two months of production. Similarly, it is expected that the Block S-1 production and operating costs incurred while shut-in during 2013 will be recovered from cost oil when production resumes.
Royalties and taxes as a percentage of revenue decreased to 32% and 45%, respectively, in the three and nine months ended September 30, 2013, compared with 51% and 56% in the same periods of 2012.
GENERAL AND ADMINISTRATIVE EXPENSES (“G&A”)

	Nine Months Ended September 30
	2013		2012
(000s, except per Bbl amounts)	$	$/Bbl	$	$/Bbl
G&A (gross)	19,328	3.89	18,993	4.09
Stock-based compensation	4,024	0.81	3,477	0.75
Capitalized G&A and overhead recoveries	(2,967)	(0.60)	(1,641)	(0.35)
G&A (net)	20,385	4.10	20,829	4.49

Q3-2013	14

MANAGEMENT'S DISCUSSION AND ANALYSIS

	Three months ended September 30
	2013		2012
(000s, except per Bbl amounts)	$	$/Bbl	$	$/Bbl
G&A (gross)	6,622	3.97	6,112	3.88
Stock-based compensation	1,462	0.88	1,500	0.95
Capitalized G&A and overhead recoveries	(1,118)	(0.67)	(262)	(0.17)
G&A (net)	6,966	4.18	7,350	4.66
G&A expenses (net) in the three and nine months ended September 30, 2013 remained relatively consistent compared with the same periods in 2012. On a per Bbl basis, decreases of 10% and 9%, respectively, in the three and nine months ended September 30, 2013 compared with 2012 are mainly the result of increased sales volumes in 2013.
FINANCE COSTS
Finance costs for the three and nine months ended September 30, 2013 were $2.6 million and $7.1 million, respectively (2012 - $2.5 million and $11.5 million, respectively). The Company incurred convertible debenture issue costs of $4.6 million during the nine months ended September 30, 2012, which caused a significant increase in finance costs during that period. The decrease in finance costs during the first three quarters of 2013 relates principally to the absence of the convertible debenture issue costs in the current year.

	Three months ended September 30		Nine Months Ended September 30
(000s)	2013	2012	2013	2012
Interest expense	$2,357	$2,144	$6,226	$5,905
Issue costs for convertible debentures	—	—	—	4,630
Amortization of deferred financing costs	281	323	826	953
Finance costs	$2,638	$2,467	$7,052	$11,488
The Company had $42.0 million ($39.0 million net of unamortized deferred financing costs) of long-term debt outstanding at September 30, 2013 (September 30, 2012 - $33.7 million). On June 11, 2013, the Company finalized an amendment to the Borrowing Base Facility, which re-established the borrowing base at $100.0 million and extended the term of the facility to December 31, 2017. The long-term debt that was outstanding under the Borrowing Base Facility at September 30, 2013 bore interest at LIBOR plus an applicable margin that varies from 5.0% to 5.5% depending on the amount drawn under the facility.
In February 2012, the Company sold, on a bought-deal basis, C$97.8 million ($97.9 million) aggregate principal amount of convertible unsecured subordinated debentures with a maturity date of March 31, 2017. The debentures are convertible at any time and from time to time into common shares of the Company at a price of C$15.10 per common share. The debentures are not redeemable by the Company on or before March 31, 2015 other than in limited circumstances in connection with a change of control of TransGlobe. After March 31, 2015 and prior to March 31, 2017, the debentures may be redeemed by the Company at a redemption price equal to the principal amount plus accrued and unpaid interest, provided that the weighted-average trading price of the common shares for the 20 consecutive trading days ending five trading days prior to the date on which notice of redemption is provided is not less than 125 percent of the conversion price (or C$18.88 per common share). Interest of 6% is payable semi-annually in arrears on March 31 and September 30. At maturity or redemption, the Company has the option to settle all or any portion of principal obligations by delivering to the debenture holders sufficient common shares to satisfy these obligations.
DEPLETION AND DEPRECIATION (“DD&A”)

	Nine Months Ended September 30
	2013		2012
(000s, except per Bbl amounts)	$	$/Bbl	$	$/Bbl
Egypt	34,109	6.99	33,570	7.37
Yemen	869	10.61	645	7.36
Corporate	275	—	301	—
	35,253	7.10	34,516	7.44

15	Q3-2013

MANAGEMENT'S DISCUSSION AND ANALYSIS

	Three months ended September 30
	2013		2012
(000s, except per Bbl amounts)	$	$/Bbl	$	$/Bbl
Egypt	11,679	7.10	10,706	6.90
Yemen	235	11.06	196	7.86
Corporate	99	—	103	—
	12,013	7.21	11,005	6.99
In Egypt, DD&A increased 3% on a per Bbl basis for the three month period ended September 30, 2013 compared to 2012, and decreased 5% on a per Bbl basis for the nine month period ended September 30, 2013 compared to 2012. This decrease is mostly due to proved plus probable reserve additions during the third and fourth quarters of 2012.
In Yemen, DD&A increased 41% and 44%, respectively, on a per Bbl basis for the three and nine month periods ended September 30, 2013 compared to 2012. These increases are due to a smaller reserve base over which capital costs are being depleted and increased future development costs in the first nine months of 2013 as compared to 2012.

IMPAIRMENT OF EXPLORATION AND EVALUATION ASSETS

On the South Mariut block, the Company drilled two exploration wells during the first quarter of 2013 and one exploration well during the second quarter of 2013, all of which were dry. The Company and its joint interest partner fulfilled their commitments under the terms of the South Mariut Concession Agreement, and elected not to commit to the second and final two-year extension period and subsequently relinquished the block. Because the Company and its partners have no plans for further exploration in the South Mariut block, the Company recorded an impairment loss on the South Mariut exploration and evaluation assets in the amount of $19.7 million during the second quarter of 2013, which represented all intangible exploration and evaluation asset costs carried at South Mariut as at June 30, 2013. During the third quarter of 2013, the Company recorded adjustments of $0.2 million to the impairment charge at South Mariut, which have been presented as an impairment loss on the Condensed Consolidated Statement of Earnings and Comprehensive Income.
CAPITAL EXPENDITURES

	Nine Months Ended September 30
($000s)	2013	2012
Egypt	57,070	30,368
Yemen	2,706	1,003
Acquisitions	—	27,978
Corporate	130	130
Total	59,906	59,479
In Egypt, total capital expenditures in the first nine months of 2013 were $57.1 million (2012 - $30.4 million). During the first nine months of the year, the Company drilled 15 wells at West Gharib (seven oil wells at Arta, one oil well at Hana, one oil well at Hoshia, along with five oil wells and one dry hole at East Arta). The Company also drilled twelve oil wells at West Bakr, two oil wells, one gas/condensate well and one dry hole at East Ghazalat, and three dry holes at South Mariut.
At Block 32 in Yemen, the Company drilled one development oil well at Godah and one exploration well at Salsala (oil) during the first nine months of 2013.
OUTSTANDING SHARE DATA
As at September 30, 2013, the Company had 73,971,472 common shares issued and outstanding and 6,922,767 stock options issued and outstanding, which are exercisable in accordance with their terms into a maximum of 6,922,767 common shares of the Company.
LIQUIDITY AND CAPITAL RESOURCES
Liquidity describes a company’s ability to access cash. Companies operating in the upstream oil and gas industry require sufficient cash in order to fund capital programs necessary to maintain and increase production and reserves, to acquire strategic oil and gas assets and to repay debt. TransGlobe’s capital programs are funded principally by cash provided from operating activities. A key measure that TransGlobe uses to evaluate the Company’s overall financial strength is debt-to-funds flow from operations (calculated on a 12-month trailing basis). TransGlobe’s debt-to-funds flow from operations ratio, a key short-term leverage measure, remained strong at 0.8 times at September 30, 2013 (December 31, 2012 - 0.8). This is within the Company’s target range of no more than 2.0 times.

Q3-2013	16

MANAGEMENT'S DISCUSSION AND ANALYSIS

The table on the following page illustrates TransGlobe’s sources and uses of cash during the periods ended September 30, 2013 and 2012:

Sources and Uses of Cash
	Nine Months Ended September 30
($000s)	2013	2012
Cash sourced
Funds flow from operations*	102,375	106,659
Transfer from restricted cash	—	806
Increase in long-term debt	23,550	—
Issue of convertible debentures	—	97,851
Exercise of stock options	719	3,196
Other	—	814
	126,644	209,326
Cash used
Capital expenditures	59,906	31,501
Deferred financing costs	2,221	383
Transfer to restricted cash	467	—
Acquisitions	—	27,978
Repayment of long-term debt	—	26,300
Finance costs	7,670	10,203
Other	1,560	435
	71,824	96,800
	54,820	112,526
Changes in non-cash working capital	(9,632)	(110,678)
Increase in cash and cash equivalents	45,188	1,848
Cash and cash equivalents – beginning of period	82,974	43,884
Cash and cash equivalents – end of period	128,162	45,732
* Funds flow from operations is a measure that represents cash generated from operating activities before changes in non-cash working capital.

Funding for the Company’s capital expenditures was provided by funds flow from operations. The Company expects to fund its 2013 exploration and development program, which is estimated at $82.3 million ($22.5 million remaining), and contractual commitments through the use of working capital and cash generated by operating activities. Fluctuations in commodity prices, product demand, foreign exchange rates, interest rates and various other risks including timely collections of accounts receivable from the Egyptian Government may impact capital resources.
Working capital is the amount by which current assets exceed current liabilities. At September 30, 2013, the Company had working capital of $318.8 million (December 31, 2012 - $262.2 million). The increase to working capital in Q3-2013 is principally the result of an increases in cash and cash equivalents and accounts receivable. The majority of the Company’s accounts receivable are due from Egyptian General Petroleum Company ("EGPC"), and the continued political changes in the country have increased EGPC's credit risk, which has increased the Company’s credit risk. The Company is in continual discussions with EGPC and the Egyptian Government to determine solutions to the delayed cash collections, and expects to recover the entire accounts receivable balance in full. The Company expects to collect a total of $250 million to $270 million by year end, representing a 59% to 72% increase over 2012 collections. The majority of the remaining collections will come in the form of a full cargo lifting and a partial cargo lifting, both scheduled for November, which have been allocated to the Company. These full and partial liftings are expected to result in collections of approximately $65 million based on current pricing. Another large portion of the remaining collections has been the offset of signature bonuses on the four new PSCs awarded to the Company that were recently passed into law. The Company received written confirmation from EGPC that these signature bonuses, which amount to $40.6 million, were offset against the outstanding accounts receivable. Further collections in the fourth quarter are expected in the form of both cash and the offset of accounts payable to Egyptian Government affiliates. As at September 30, 2013, the Company has included $20.7 million (December 31, 2012 - $14.2 million) of excess cost oil payable to the Egyptian Government in its accounts payable balance on the Condensed Consolidated Interim Balance Sheets. Excess cost oil payable to the Egyptian Government is offset against accounts receivable in the quarter immediately following its accumulation; therefore, the third quarter excess cost oil payable of $20.7 million will be offset against accounts receivable in the fourth quarter of 2013.
At September 30, 2013, TransGlobe had $100.0 million available under a Borrowing Base Facility of which $42.0 million was drawn. As repayments on the Borrowing Base Facility are not expected to commence until 2016, the entire balance is presented as a long-term liability on the Condensed Consolidated Interim Balance Sheets. Repayments will be made as required according to the scheduled reduction of the facility.

($000s)	September 30, 2013	December 31, 2012
Bank debt	42,000	18,450
Deferred financing costs	(2,960)	(1,565)
Long-term debt (net of deferred financing costs)	39,040	16,885

17	Q3-2013

MANAGEMENT'S DISCUSSION AND ANALYSIS

COMMITMENTS AND CONTINGENCIES
As part of its normal business, the Company entered into arrangements and incurred obligations that will impact the Company’s future operations and liquidity. The principal commitments of the Company are as follows:

($000s)			Payment Due by Period[1,2]
	Recognized
	in Financial	Contractual	Less than			More than
	Statements	Cash Flows	1 year	1-3 years	4-5 years	5 years
Accounts payable and accrued	Yes-Liability	57,182	57,182	—	—	—
liabilities
Long-term debt	Yes-Liability	42,000	—	—	42,000	—
Convertible debentures	Yes-Liability	85,300	—	—	85,300	—
Office, equipment and drilling rig leases	No	13,836	7,037	2,411	2,034	2,354
Minimum work commitments[3]	No	750	750	—	—	—
Total		199,068	64,969	2,411	129,334	2,354

[1]	Payments exclude ongoing operating costs, finance costs and payments made to settle derivatives.

[2]	Payments denominated in foreign currencies have been translated at September 30, 2013 exchange rates.

[3]	Minimum work commitments include contracts awarded for capital projects and those commitments related to exploration and drilling obligations.
The Company is subject to certain office, equipment and drilling rig leases.
Pursuant to the PSA for Block 75 in Yemen, the Contractor (Joint Interest Partners) has a remaining minimum financial commitment of $3.0 million ($0.8 million to TransGlobe) for one exploration well in the first exploration period, which has been extended to March 9, 2014.
Pursuant to the August 18, 2008 asset purchase agreement for a 25% financial interest in eight development leases on the West Gharib concession in Egypt, the Company has committed to paying the vendor a success fee to a maximum of $2.0 million if incremental reserve thresholds are reached in the South Rahmi development lease to be evaluated annually. Based on the Company's annual Reserve Report effective December 31, 2012, no additional fees were due in 2013.
Pursuant to the June 7, 2012 and July 26, 2012 share purchase agreements for a combined 100% operated interest in the South Alamein concession in Egypt, the Company has a commitment to drill one well (all financial commitments have been met) prior to the termination of the final two-year extension period, which expires on April 5, 2014.
In the normal course of its operations, the Company may be subject to litigation proceedings and claims. Although it is not possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies would not have a material adverse impact on the results of operations, financial position or liquidity of the Company.
The Company is not aware of any material provisions or other contingent liabilities as at September 30, 2013.
EVENTS AFTER THE REPORTING PERIOD
On October 3, 2013, the Company received written notice from the Egyptian Government that the four PSCs (100% working interest) which were won in the 2011/2012 EGPC bid round have been ratified into law. The new PSCs became effective on November 7, 2013 following the settlement of signature bonuses, which were offset against outstanding accounts receivable and an official signing ceremony. All four PSCs have a seven year exploration term, which is comprised of three phases starting with an initial three year exploration period and two additional two year extension periods. The PSCs provide for the approval of 20 year development leases on commercial discoveries.

The Company committed to spending $101.1 million in the first exploration period (3 years) including signature bonuses ($40.6 million settled through an offset to accounts receivable), the acquisition of new 2D and 3D seismic, and the drilling of 38 wells.

The four new PSCs and their associated work and financial commitments are as follows:

			First 3-Year Exploration Period Commitments
			Work Program			Financial
Concession Name	Working Interest	Signature Bonus ($ millions)	2D Seismic	3D Seismic	# of wells	($ millions)
NW Gharib	100%	25.0	—	200 km2	30	35.0
SW Gharib	100%	5.2	—	200 km2	4	10.0
SE Gharib	100%	5.2	300 km	200 km2	2	7.5
South Ghazalat	100%	5.2	—	400 km2	2	8.0
		40.6	300 km	1,000 km2	38	60.5

Q3-2013	18

MANAGEMENT'S DISCUSSION AND ANALYSIS

CHANGES IN ACCOUNTING POLICIES
New accounting policies
IFRS 10 (new) "Consolidated Financial Statements"
In May 2011, the IASB issued IFRS 10 to replace SIC-12, "Consolidation - Special Purpose Entities", and parts of IAS 27, "Consolidated and Separate Financial Statements". IFRS 10 establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. IFRS 10 is effective for annual periods beginning on or after January 1, 2013; accordingly, the Company has adopted this standard for the year ending December 31, 2013. The adoption of this standard had no material impact on the Condensed Consolidated Interim Financial Statements.
IFRS 11 (new) "Joint Arrangements"
In May 2011, the IASB issued IFRS 11 to replace IAS 31, "Interests in Joint Ventures", and SIC-13, "Jointly Controlled Entities - Non-monetary Contributions by Venturers". IFRS 11 requires entities to follow the substance rather than legal form of a joint arrangement and removes the choice of accounting method. IFRS 11 is effective for annual periods beginning on or after January 1, 2013; accordingly, the Company has adopted this standard for the year ending December 31, 2013. The adoption of this standard had no material impact on the Condensed Consolidated Interim Financial Statements.
IFRS 12 (new) "Disclosure of Interests in Other Entities"
In May 2011, the IASB issued IFRS 12, which aggregates and amends disclosure requirements included within other standards. IFRS 12 requires entities to provide disclosures about subsidiaries, joint arrangements, associates and unconsolidated structured entities. IFRS 12 is effective for annual periods beginning on or after January 1, 2013; accordingly, the Company has adopted this standard for the year ending December 31, 2013. The adoption of this standard had no material impact on the Condensed Consolidated Interim Financial Statements.
IFRS 13 (new) "Fair Value Measurement"
In May 2011, the IASB issued IFRS 13 to clarify the definition of fair value and provide guidance on determining fair value. IFRS 13 amends disclosure requirements included within other standards and establishes a single framework for fair value measurement and disclosure. IFRS 13 is effective for annual periods beginning on or after January 1, 2013; accordingly, the Company has adopted this standard for the year ending December 31, 2013. The adoption of this standard had no material impact on the Condensed Consolidated Interim Financial Statements.
IAS 1 (revised) “Presentation of Financial Statements”
In June 2011, the IASB issued amendments to IAS 1 to require separate presentation for items of other comprehensive income that would be reclassified to profit or loss in the future from those that would not. These amendments are effective for annual periods beginning on or after July 1, 2012; accordingly, the Company has adopted these amendments for the year ending December 31, 2013. These amendments had no material impact on the Condensed Consolidated Interim Financial Statements.
IAS 19 (revised) “Employee Benefits”
In June 2011, the IASB issued amendments to IAS 19 to revise certain aspects of the accounting for pension plans and other benefits. The amendments eliminate the corridor method of accounting for defined benefit plans, change the recognition pattern of gains and losses, and require additional disclosures. These amendments are effective for annual periods beginning on or after January 1, 2013; accordingly, the Company has adopted these amendments for the year ending December 31, 2013. These amendments had no material impact on the Condensed Consolidated Interim Financial Statements.
IAS 28 (revised) “Investments in Associates and Joint Ventures”
In May 2011, the IASB issued amendments to IAS 28 to prescribe the accounting for investments in associates and set out the requirements for applying the equity method when accounting for investments in associates and joint ventures. These amendments are effective for annual periods beginning on or after January 1, 2013; accordingly, the Company has adopted these amendments for the year ending December 31, 2013. These amendments had no material impact on the Condensed Consolidated Interim Financial Statements.
Future changes to accounting policies
As at the date of authorization of the Condensed Consolidated Interim Financial Statements the following Standards and Interpretations which have not yet been applied in the Condensed Consolidated Interim Financial Statements have been issued but are not yet effective:
IFRS 9 (revised) "Financial Instruments: Classification and Measurement"
In November 2009, the IASB issued IFRS 9 as part of its project to replace IAS 39, "Financial Instruments: Recognition and Measurement". In October 2010, the IASB updated IFRS 9 to include the requirements for financial liabilities. IFRS 9 replaces the multiple rules in IAS 39 with a single approach to determine whether a financial asset is measured at amortized cost or fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. IFRS 9 is effective for annual periods beginning on or after January 1, 2015. The Company is currently evaluating the impact of this standard on its Condensed Consolidated Interim Financial Statements.

19	Q3-2013

MANAGEMENT'S DISCUSSION AND ANALYSIS

IFRS 10 (revised) "Consolidated Financial Statements"
In October 2012, the IASB issued amendments to IFRS 10 to define investment entities, provide an exception to the consolidation of investment entities by a parent company, and prescribe fair value measurement to measure such entities. These amendments are effective for annual periods beginning on or after January 1, 2014. The Company does not expect that these amendments will have a material impact on its Condensed Consolidated Interim Financial Statements.
IFRS 12 (revised) "Disclosure of interests in other entities"
In October 2012, the IASB issued amendments to IFRS 12 to prescribe disclosures about significant judgments and assumptions used to determine whether an entity is an investment entity as well as other disclosures regarding the measurement of such entities. These amendments are effective for annual periods beginning on or after January 1, 2014. The Company does not expect that these amendments will have a material impact on its Condensed Consolidated Interim Financial Statements.
IAS 32 (revised) “Financial Instruments: Presentation”
In December 2011, the IASB issued amendments to IAS 32 to address inconsistencies when applying the offsetting criteria. These amendments clarify some of the criteria required to be met in order to permit the offsetting of financial assets and financial liabilities. These amendments are effective for annual periods beginning on or after January 1, 2014. The Company does not expect that these amendments will have a material impact on its Condensed Consolidated Interim Financial Statements.
INTERNAL CONTROLS OVER FINANCIAL REPORTING
TransGlobe's management designed and implemented internal controls over financial reporting, as defined under National Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings, of the Canadian Securities Administrators and as defined in Rule 13a-15 under the US Securities Exchange Act of 1934. Internal controls over financial reporting is a process designed under the supervision of the Chief Executive Officer and the Chief Financial Officer and effected by the Board of Directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, focusing in particular on controls over information contained in the annual and interim financial statements. Due to its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements on a timely basis. A system of internal controls over financial reporting, no matter how well conceived or operated, can provide only reasonable, not absolute, assurance that the objectives of the internal controls over financial reporting are met. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.
No changes were made to the Company’s internal control over financial reporting during the period ended September 30, 2013 that have materially affected, or are reasonably likely to materially affect, the internal controls over financial reporting.

Q3-2013	20

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Condensed Consolidated Interim Statements of Earnings and Comprehensive Income
(Unaudited – Expressed in thousands of U.S. Dollars, except per share amounts)

		Three Months Ended		Nine months Ended
		September 30		September 30
	Notes	2013	2012	2013	2012

REVENUE
Oil sales, net of royalties	5	$78,531	$74,540	$234,120	$225,385
Derivative gain (loss) on commodity contracts		—	—	—	(125)
Finance revenue	6	59	100	288	351
		78,590	74,640	234,408	225,611

EXPENSES
Production and operating		16,923	11,622	48,984	35,024
General and administrative		6,966	7,350	20,385	20,829
Foreign exchange (gain) loss		1,874	3,190	(1,854)	1,016
Finance costs	6	2,638	2,467	7,052	11,488
Exploration		114	129	292	800
Depletion, depreciation and amortization		12,013	11,005	35,253	34,516
Unrealized (gain) loss on financial instruments	12	1,634	4,361	(10,454)	3,363
Impairment of exploration and evaluation assets	9	226	—	19,936	17
		42,388	40,124	119,594	107,053

Earnings before income taxes		36,202	34,516	114,814	118,558
Income tax expense (recovery) - current		22,566	21,634	66,682	66,216
- deferred		(2,708)	1,108	(3,487)	(556)
		19,858	22,742	63,195	65,660
NET EARNINGS AND COMPREHENSIVE
INCOME FOR THE PERIOD		$16,344	$11,774	$51,619	$52,898

Earnings per share	16
Basic		$0.22	$0.16	$0.70	$0.72
Diluted		$0.22	$0.16	$0.52	$0.70
See accompanying notes to the Condensed Consolidated Interim Financial Statements.

21	Q3-2013

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Condensed Consolidated Interim Balance Sheets
(Unaudited - Expressed in thousands of U.S. Dollars)

		As at	As at
	Notes	September 30, 2013	December 31, 2012

ASSETS
Current
Cash and cash equivalents	7	$128,162	$82,974
Accounts receivable		239,676	221,017
Prepaids and other		7,505	6,813
Product inventory	8	637	—
		375,980	310,804
Non-Current
Restricted cash		1,248	782
Intangible exploration and evaluation assets	9	37,615	48,414
Property and equipment
Petroleum properties	10	296,738	280,895
Other assets	10	3,947	4,350
Goodwill		8,180	8,180
		$723,708	$653,425

LIABILITIES
Current
Accounts payable and accrued liabilities		$57,182	$48,587
		57,182	48,587
Non-Current
Long-term debt	11	39,040	16,885
Convertible debentures	12	85,300	98,742
Deferred taxes		48,877	52,363
Other long-term liabilities		872	988
		231,271	217,565

SHAREHOLDERS' EQUITY
Share capital	14	159,697	158,721
Contributed surplus		15,696	11,714
Retained earnings		317,044	265,425
		492,437	435,860
		$723,708	$653,425
See accompanying notes to the Condensed Consolidated Interim Financial Statements.
Approved on behalf of the Board:
Signed by:

“Ross G. Clarkson”	“Fred J. Dyment”

Ross G. Clarkson	Fred J. Dyment
Director	Director

Q3-2013	22

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Condensed Consolidated Interim Statements of Changes in Shareholders’ Equity
(Unaudited – Expressed in thousands of U.S. Dollars)

		Three Months Ended		Nine months Ended
		September 30		September 30
	Notes	2013	2012	2013	2012

Share Capital
Balance, beginning of period		$159,401	$156,320	$158,721	$154,263
Stock options exercised		219	1,674	719	3,196
Transfer to share capital on exercise of options		77	545	257	1,080
Balance, end of period		$159,697	$158,539	$159,697	$158,539

Contributed Surplus
Balance, beginning of period		$14,344	$9,844	$11,714	$8,538
Stock-based compensation expense	15	1,429	1,337	4,239	3,178
Transfer to share capital on exercise of options		(77)	(545)	(257)	(1,080)
Balance, end of period		$15,696	$10,636	$15,696	$10,636

Retained Earnings
Balance, beginning of period		$300,700	$218,815	$265,425	$177,691
Net earnings		16,344	11,774	51,619	52,898
Balance, end of period		$317,044	$230,589	$317,044	$230,589
See accompanying notes to the Condensed Consolidated Interim Financial Statements.

23	Q3-2013

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Condensed Consolidated Interim Statements of Cash Flows
(Unaudited - Expressed in thousands of U.S. Dollars)

		Three Months Ended		Nine months Ended
		September 30		September 30
	Notes	2013	2012	2013	2012
CASH FLOWS RELATED TO THE FOLLOWING
ACTIVITIES:

OPERATING
Net earnings for the period		$16,344	$11,774	$51,619	$52,898
Adjustments for:
Depletion, depreciation and amortization		12,013	11,005	35,253	34,516
Deferred lease inducement		110	113	338	342
Impairment of exploration and evaluation costs		226	—	19,936	17
Stock-based compensation		1,462	1,500	4,024	3,477
Finance costs	6	2,638	2,467	7,052	11,488
Income tax expense		19,858	22,742	63,195	65,660
Unrealized (gain) loss on commodity contracts		—	—	—	125
Unrealized (gain) loss on financial instruments	12	1,634	4,361	(10,454)	3,363
Unrealized (gain) loss on foreign currency translation		1,764	3,069	(1,906)	989
Income taxes paid		(22,566)	(21,634)	(66,682)	(66,216)
Changes in non-cash working capital	18	(11,448)	(33,029)	(12,093)	(77,917)
Net cash generated by (used in) operating activities		22,035	2,368	90,282	28,742

INVESTING
Additions to intangible exploration and evaluation assets	9	(4,621)	(189)	(9,137)	(1,710)
Additions to petroleum properties	10	(17,526)	(11,854)	(50,432)	(28,626)
Additions to other assets	10	(271)	(536)	(337)	(1,165)
Business acquisitions		—	(4,881)	—	(27,978)
Changes in restricted cash		(466)	(1)	(467)	806
Changes in non-cash working capital	18	7,978	(765)	2,461	(32,850)
Net cash generated by (used in) investing activities		(14,906)	(18,226)	(57,912)	(91,523)

FINANCING
Issue of common shares for cash	14	219	1,674	719	3,196
Financing costs		(16)	—	(2,221)	(383)
Interest paid		(4,112)	(4,180)	(7,670)	(5,573)
Increase in long-term debt		23,550	—	23,550	—
Issue of convertible debentures		—	—	—	97,851
Issue costs for convertible debentures		—	—	—	(4,630)
Repayments of long-term debt		—	(6,300)	—	(26,300)
Decrease in other long-term liabilities		(138)	(106)	(423)	(435)
Changes in non-cash working capital	18	—	(2,374)	—	89
Net cash generated by (used in) financing activities		19,503	(11,286)	13,955	63,815
Currency translation differences relating to cash and cash equivalents		95	646	(1,137)	814
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		26,727	(26,498)	45,188	1,848

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		101,435	72,230	82,974	43,884

CASH AND CASH EQUIVALENTS, END OF PERIOD		$128,162	$45,732	$128,162	$45,732
See accompanying notes to the Condensed Consolidated Interim Financial Statements.

Q3-2013	24

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
As at September 30, 2013 and December 31, 2012 and for the periods ended September 30, 2013 and 2012
(Unaudited - Expressed in U.S. Dollars)
1. CORPORATE INFORMATION
TransGlobe Energy Corporation is a publicly listed company incorporated in Alberta, Canada and its shares are listed on the Toronto Stock Exchange (“TSX”) and NASDAQ Exchange (“NASDAQ”). The address of its registered office is 2300, 250 – 5th Street SW, Calgary, Alberta, Canada, T2P 0R4. TransGlobe Energy Corporation together with its subsidiaries (“TransGlobe” or the “Company”) is engaged primarily in oil exploration, development and production and the acquisition of properties.
2. BASIS OF PREPARATION
Statement of compliance
These Condensed Consolidated Interim Financial Statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting using accounting policies consistent with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) effective as of September 30, 2013. These Condensed Consolidated Interim Financial Statements do not contain all the disclosures required for full annual financial statements and should be read in conjunction with the December 31, 2012 Consolidated Financial Statements.
These Condensed Consolidated Interim Financial Statements were authorized for issue by the Board of Directors on November 11, 2013.
Basis of measurement
The accounting policies used in the preparation of these Condensed Consolidated Interim Financial Statements were the same as those used in the preparation of the most recent Annual Financial Statements for the year ended December 31, 2012, except for the new accounting policies described in Note 3.
The Company prepared these Condensed Consolidated Interim Financial Statements on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business as they become due. Accordingly, these Condensed Consolidated Interim Financial Statements have been prepared on a historical cost basis, except for cash and cash equivalents and convertible debentures that have been measured at fair value.
Functional and presentation currency
In these Condensed Consolidated Interim Financial Statements, unless otherwise indicated, all dollar amounts are expressed in United States (U.S.) dollars, which is the Company’s functional currency. All references to $ are to United States dollars and references to C$ are to Canadian dollars and all values are rounded to the nearest thousand except when otherwise indicated.
3. CHANGES IN ACCOUNTING POLICIES
New accounting policies
IFRS 10 (new) "Consolidated Financial Statements"
In May 2011, the IASB issued IFRS 10 to replace SIC-12, "Consolidation - Special Purpose Entities", and parts of IAS 27, "Consolidated and Separate Financial Statements". IFRS 10 establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. IFRS 10 is effective for annual periods beginning on or after January 1, 2013; accordingly, the Company has adopted this standard for the year ending December 31, 2013. The adoption of this standard had no material impact on the Condensed Consolidated Interim Financial Statements.
IFRS 11 (new) "Joint Arrangements"
In May 2011, the IASB issued IFRS 11 to replace IAS 31, "Interests in Joint Ventures", and SIC-13, "Jointly Controlled Entities - Non-monetary Contributions by Venturers". IFRS 11 requires entities to follow the substance rather than legal form of a joint arrangement and removes the choice of accounting method. IFRS 11 is effective for annual periods beginning on or after January 1, 2013; accordingly, the Company has adopted this standard for the year ending December 31, 2013. The adoption of this standard had no material impact on the Condensed Consolidated Interim Financial Statements.
IFRS 12 (new) "Disclosure of Interests in Other Entities"
In May 2011, the IASB issued IFRS 12, which aggregates and amends disclosure requirements included within other standards. IFRS 12 requires entities to provide disclosures about subsidiaries, joint arrangements, associates and unconsolidated structured entities. IFRS 12 is effective for annual periods beginning on or after January 1, 2013; accordingly, the Company has adopted this standard for the year ending December 31, 2013. The adoption of this standard had no material impact on the Condensed Consolidated Interim Financial Statements.

25	Q3-2013

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

IFRS 13 (new) "Fair Value Measurement"
In May 2011, the IASB issued IFRS 13 to clarify the definition of fair value and provide guidance on determining fair value. IFRS 13 amends disclosure requirements included within other standards and establishes a single framework for fair value measurement and disclosure. IFRS 13 is effective for annual periods beginning on or after January 1, 2013; accordingly, the Company has adopted this standard for the year ending December 31, 2013. The adoption of this standard had no material impact on the Condensed Consolidated Interim Financial Statements.
IAS 1 (revised) “Presentation of Financial Statements”
In June 2011, the IASB issued amendments to IAS 1 to require separate presentation for items of other comprehensive income that would be reclassified to profit or loss in the future from those that would not. These amendments are effective for annual periods beginning on or after July 1, 2012; accordingly, the Company has adopted these amendments for the year ending December 31, 2013. These amendments had no material impact on the Condensed Consolidated Interim Financial Statements.
IAS 19 (revised) “Employee Benefits”
In June 2011, the IASB issued amendments to IAS 19 to revise certain aspects of the accounting for pension plans and other benefits. The amendments eliminate the corridor method of accounting for defined benefit plans, change the recognition pattern of gains and losses, and require additional disclosures. These amendments are effective for annual periods beginning on or after January 1, 2013; accordingly, the Company has adopted these amendments for the year ending December 31, 2013. These amendments had no material impact on the Condensed Consolidated Interim Financial Statements.
IAS 28 (revised) “Investments in Associates and Joint Ventures”
In May 2011, the IASB issued amendments to IAS 28 to prescribe the accounting for investments in associates and set out the requirements for applying the equity method when accounting for investments in associates and joint ventures. These amendments are effective for annual periods beginning on or after January 1, 2013; accordingly, the Company has adopted these amendments for the year ending December 31, 2013. These amendments had no material impact on the Condensed Consolidated Interim Financial Statements.
Future changes to accounting policies
As at the date of authorization of these Condensed Consolidated Interim Financial Statements the following Standards and Interpretations which have not yet been applied in these Condensed Consolidated Interim Financial Statements have been issued but are not yet effective:
IFRS 9 (revised) "Financial Instruments: Classification and Measurement"
In November 2009, the IASB issued IFRS 9 as part of its project to replace IAS 39, "Financial Instruments: Recognition and Measurement". In October 2010, the IASB updated IFRS 9 to include the requirements for financial liabilities. IFRS 9 replaces the multiple rules in IAS 39 with a single approach to determine whether a financial asset is measured at amortized cost or fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. IFRS 9 is effective for annual periods beginning on or after January 1, 2015. The Company is currently evaluating the impact of this standard on its Condensed Consolidated Interim Financial Statements.
IFRS 10 (revised) "Consolidated Financial Statements"
In October 2012, the IASB issued amendments to IFRS 10 to define investment entities, provide an exception to the consolidation of investment entities by a parent company, and prescribe fair value measurement to measure such entities. These amendments are effective for annual periods beginning on or after January 1, 2014. The Company does not expect that these amendments will have a material impact on its Condensed Consolidated Interim Financial Statements.
IFRS 12 (revised) "Disclosure of Interests in Other Entities"
In October 2012, the IASB issued amendments to IFRS 12 to prescribe disclosures about significant judgments and assumptions used to determine whether an entity is an investment entity as well as other disclosures regarding the measurement of such entities. These amendments are effective for annual periods beginning on or after January 1, 2014. The Company does not expect that these amendments will have a material impact on its Condensed Consolidated Interim Financial Statements.
IAS 32 (revised) “Financial Instruments: Presentation”
In December 2011, the IASB issued amendments to IAS 32 to address inconsistencies when applying the offsetting criteria. These amendments clarify some of the criteria required to be met in order to permit the offsetting of financial assets and financial liabilities. These amendments are effective for annual periods beginning on or after January 1, 2014. The Company does not expect that these amendments will have a material impact on its Condensed Consolidated Interim Financial Statements.
4. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
Fair Values of Financial Instruments
The Company has classified its cash and cash equivalents as assets at fair value through profit or loss and its convertible debentures as financial liabilities at fair value through profit or loss, which are both measured at fair value with changes being recognized through earnings. Accounts receivable and restricted cash are classified as loans and receivables; accounts payable and accrued liabilities, and long-term debt are classified as other liabilities, all of which are measured initially at fair value, then at amortized cost after initial recognition.

Q3-2013	26

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Carrying value and fair value of financial assets and liabilities are summarized as follows:

	September 30, 2013		December 31, 2012
	Carrying	Fair	Carrying	Fair
Classification (000s)	Value	Value	Value	Value
Financial assets at fair value through profit or loss	$128,162	$128,162	$82,974	$82,974
Loans and receivables	240,924	240,924	221,799	221,799
Financial liabilities at fair value through profit or loss	85,300	85,300	98,742	98,742
Other liabilities	96,222	99,182	65,472	67,037
Assets and liabilities at September 30, 2013 that are measured at fair value are classified into levels reflecting the method used to make the measurements. Fair values of assets and liabilities included in Level 1 are determined by reference to quoted prices in active markets for identical assets and liabilities. Assets and liabilities in Level 2 include valuations using inputs other than quoted prices for which all significant inputs are observable, either directly or indirectly. Level 3 valuations are based on inputs that are unobservable and significant to the overall fair value measurement.
The Company’s cash and cash equivalents and convertible debentures are assessed on the fair value hierarchy described above. TransGlobe’s cash and cash equivalents and convertible debentures are classified as Level 1. Assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy level. There were no transfers between levels in the fair value hierarchy in the period.
The carrying value of the Company's other liabilities is not equivalent to their fair value as a result of unamortized deferred financing costs, which are deducted from the fair value of the liabilities to arrive at their carrying value.
Credit risk
Credit risk is the risk of loss if the counterparties do not fulfill their contractual obligations, and is a significant risk facing the Company. The Company’s exposure to credit risk primarily relates to accounts receivable, the majority of which are in respect of oil operations. The Company generally extends unsecured credit to these parties and therefore the collection of these amounts may be affected by changes in economic or other conditions. Management believes the risk is mitigated by the size and reputation of the companies to which they extend credit. The Company has not experienced any material credit losses in the collection of accounts receivable to date.
Trade and other receivables are analyzed in the table below. The majority of these receivables are due from the Egyptian Government. The continued political changes in the country combined with the Company's increased production during this period have resulted in a larger receivable balance, which increases TransGlobe’s credit risk. Despite these factors, the Company still expects to collect in full all outstanding receivables.

(000s)
Trade receivables at September 30, 2013
Neither impaired nor past due	$51,318
Impaired (net of valuation allowance)	—
Not impaired and past due in the following period:
Within 30 days	23,926
31-60 days	22,715
61-90 days	22,976
Over 90 days	118,741
In Egypt, the Company sold all of its 2013 and 2012 production to one purchaser. In Yemen, the Company sold all of its 2013 and 2012 Block 32 production to one purchaser. Block S-1 production was sold to one purchaser in 2012. Management considers such transactions normal for the Company and the international oil industry in which it operates.
The Company manages its credit risk on cash equivalents by investing only in term deposits with reputable Canadian and international banking institutions and holding the majority of its cash balances (95% at September 30, 2013) in either London, United Kingdom or Calgary, Canada bank accounts.
Capital Disclosures
The Company’s objectives when managing capital are to ensure the Company will have the financial capacity, liquidity and flexibility to fund the ongoing exploration and development of its petroleum assets. The Company relies on cash flow to fund its capital investments. However, due to long lead cycles of some of its developments and corporate acquisitions, the Company’s capital requirements may exceed its cash flow generated in any one period. This requires the Company to maintain financial flexibility and liquidity. The Company sets the amount of capital in proportion to risk and manages its utilization of debt facilities to ensure that the total of the long-term debt and convertible debentures is not greater than two times the Company’s funds flow from operations for the trailing twelve months. For the purposes of measuring the Company’s ability to meet the above stated criteria, funds flow from operations is defined as cash flow from operating activities before changes in non-cash working capital. Funds flow from operations is a measure that may not be comparable to similar measures used by other companies. The Company defines and computes its capital as follows:

27	Q3-2013

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

	As at	As at
(000s)	September 30, 2013	December 31, 2012
Shareholders’ equity	$492,437	$435,860
Long-term debt, including the current portion (net of unamortized transaction costs)	39,040	16,885
Convertible debentures	85,300	98,742
Cash and cash equivalents	(128,162)	(82,974)
Total capital	$488,615	$468,513
The Company’s debt-to-funds flow ratio is computed as follows:

	12 months trailing
(000s)	September 30, 2013	December 31, 2012
Long-term debt, including the current portion (net of unamortized transaction costs)	$39,040	$16,885
Convertible debentures	85,300	98,742
Total debt	124,340	115,627

Cash flow from operating activities	155,532	93,992
Changes in non-cash operating working capital	(6,318)	59,506
Funds flow from operations	$149,214	$153,498
Ratio	0.8	0.8
The Company’s financial objectives and strategy as described above have remained substantially unchanged over the last two completed fiscal years. These objectives and strategy are reviewed on an annual basis. The Company believes that its ratios are within reasonable limits, in light of the relative size of the Company and its capital management objectives. The Company is also subject to financial covenants in the Borrowing Base Facility that existed as at September 30, 2013. The key financial covenants are as follows:

•
Consolidated Financial Indebtedness to net cash generated by (used in) operating activities will not exceed 3.0 to 1.0. For the purposes of this calculation, Consolidated Financial Indebtedness is defined as the aggregate of all financial indebtedness of the Company, including any outstanding letters of credit or bank guarantees (which are calculated net of any cash in the Company's bank accounts), and excluding any financial indebtedness under the convertible debentures and any other subordinated financial indebtedness approved by the Facility Agent.

•	Current ratio (current assets to current liabilities) will not be less than 1.0 to 1.0.
The Company is in compliance with all financial covenants at September 30, 2013.
5. OIL REVENUE

	Three months ended September 30		Nine Months Ended September 30
(000s)	2013	2012	2013	2012
Oil sales	$161,900	$152,624	$474,461	$460,128
Less: Royalties	83,369	78,084	240,341	234,743
Oil sales, net of royalties	$78,531	$74,540	$234,120	$225,385

Q3-2013	28

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

6. FINANCE REVENUE AND COSTS
Finance revenue relates to interest earned on the Company’s bank account balances and term deposits.
Finance costs recognized in earnings were as follows:

	Three months ended September 30		Nine Months Ended September 30
(000s)	2013	2012	2013	2012
Interest expense	$2,357	$2,144	$6,226	$5,905
Issue costs for convertible debentures	—	—	—	4,630
Amortization of deferred financing costs	281	323	826	953
Finance costs	$2,638	$2,467	$7,052	$11,488

7. CASH AND CASH EQUIVALENTS

(000s)	September 30, 2013	December 31, 2012
Cash	$88,158	$32,822
Cash equivalents	40,004	50,152
	$128,162	$82,974
As at September 30, 2013 cash equivalents consisted of term deposits held at an international financial institution redeemable in full or in part at any time prior to maturity at the option of the Company with no penalty.
8. PRODUCT INVENTORY
Product inventory consists of crude oil held in storage, which is valued at the lower of cost or net realizable value. As determined on a concession by concession basis, cost is the Company's expenses related to the operation and depletion associated with the production of the crude oil that is held in storage.
9. INTANGIBLE EXPLORATION AND EVALUATION ASSETS

(000s)
Balance at December 31, 2012	$48,414
Additions	9,137
Impairment loss	(19,936)
Balance at September 30, 2013	$37,615
The Company recorded an impairment loss in the amount of $19.9 million during the nine-month period ended September 30, 2013. The impairment relates to the South Mariut concession in Egypt and represents all intangible exploration and evaluation asset costs incurred at South Mariut up to September 30, 2013. It was determined that an impairment loss was necessary as no commercially viable quantities of oil have been discovered at South Mariut, and the Company and its joint interest partner agreed to relinquish the South Mariut lands to the Egyptian Government rather than continue with the next exploration phase.
10. PROPERTY AND EQUIPMENT

(000s)	Petroleum Properties	Other Assets	Total
Balance at December 31, 2012	$387,572	$9,855	$397,427
Additions	50,432	337	50,769
Balance at September 30, 2013	$438,004	$10,192	$448,196

Accumulated depletion, depreciation, amortization and impairment losses at	$106,677	$5,505	$112,182
December 31, 2012
Depletion, depreciation and amortization for the period	34,589	740	35,329
Balance at September 30, 2013	$141,266	$6,245	$147,511

Net Book Value
At December 31, 2012	$280,895	$4,350	$285,245
At September 30, 2013	$296,738	$3,947	$300,685

29	Q3-2013

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

11. LONG-TERM DEBT
The contractual terms of the Company’s interest-bearing loans and borrowings are measured at amortized cost. As at September 30, 2013, the only significant interest-bearing loans and borrowings related to the Borrowing Base Facility are described below.

(000s)	September 30, 2013	December 31, 2012
Bank debt	$42,000	$18,450
Deferred financing costs	(2,960)	(1,565)
	39,040	16,885
Current portion of long-term debt	—	—
	$39,040	$16,885

On June 11, 2013, the Company finalized an amendment to the Borrowing Base Facility, which re-established the borrowing base at $100.0 million and extended the term of the facility to December 31, 2017. As at September 30, 2013, $42.0 million was drawn. The Borrowing Base Facility is secured by a pledge over certain bank accounts, a pledge over the Company’s subsidiaries and a fixed and floating charge over certain assets. The credit facility bears interest at the LIBOR rate plus an applicable margin, which ranges from 5.0% to 5.5% and is dependent on the amount drawn. As repayments on the Borrowing Base Facility are not expected to commence until 2016, the entire balance has been presented as a long-term liability on the Condensed Consolidated Interim Balance Sheets. Repayments will be made on a semi-annual basis in order to reduce the amount borrowed to an amount no greater than the Borrowing Base. The amount of the Borrowing Base may fluctuate over time and is determined principally by the net present value of the Company’s Proved and Probable reserves over the term of the Borrowing Base Facility, up to a pre-defined commitment amount which is subject to pre-determined semi-annual reductions in accordance with the terms of the Borrowing Base Facility. Accordingly, for each balance sheet date, the timing of repayment is estimated based on the most recent redetermination of the Borrowing Base and repayment schedules may change in future periods.
The estimated future debt payments on long-term debt, as of September 30, 2013 are as follows:

(000s)
2013	$—
2014	—
2015	—
2016	14,500
2017	27,500
$42,000
12. CONVERTIBLE DEBENTURES

(000s)
Balance at December 31, 2012	$98,742
Fair value adjustment	(10,454)
Foreign exchange adjustment	(2,988)
Balance at September 30, 2013	$85,300
In February 2012, the Company sold, on a bought-deal basis, C$97.8 million ($97.9 million) aggregate principal amount of convertible unsecured subordinated debentures with a maturity date of March 31, 2017. The debentures are convertible at any time and from time to time into common shares of the Company at a price of C$15.10 per common share. The debentures are not redeemable by the Company on or before March 31, 2015 other than in limited circumstances in connection with a change of control of TransGlobe. After March 31, 2015 and prior to March 31, 2017, the debentures may be redeemed by the Company at a redemption price equal to the principal amount plus accrued and unpaid interest, provided that the weighted-average trading price of the common shares for the 20 consecutive trading days ending five trading days prior to the date on which notice of redemption is provided is not less than 125 percent of the conversion price (or C$18.88 per common share). Interest of 6% is payable semi-annually in arrears on March 31 and September 30. At maturity or redemption, the Company has the option to settle all or any portion of principal obligations by delivering to the debenture holders sufficient common shares to satisfy these obligations.
The convertible debentures are classified as financial instruments at fair value through profit or loss, and as such are measured at fair value with changes in fair value included in earnings. Fair value is determined based on market price quotes from the exchange on which the convertible debentures are traded as at the period end date. As at September 30, 2013 the convertible debentures were trading at a price of C$89.75 for a C$100.00 par value debenture. As a result, the Company has recognized a net non-cash recovery of $10.5 million for the nine months ended September 30, 2013.

Q3-2013	30

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

13. COMMITMENTS AND CONTINGENCIES
The Company is subject to certain office, equipment and drilling rig leases.
Pursuant to the PSA for Block 75 in Yemen, the Contractor (Joint Interest Partners) has a remaining minimum financial commitment of $3.0 million ($0.8 million to TransGlobe) for one exploration well in the first exploration period, which has been extended to March 9, 2014.
Pursuant to the August 18, 2008 asset purchase agreement for a 25% financial interest in eight development leases on the West Gharib concession in Egypt, the Company has committed to paying the vendor a success fee to a maximum of $2.0 million if incremental reserve thresholds are reached in the South Rahmi development lease to be evaluated annually. Based on the Company's annual Reserve Report effective December 31, 2012, no additional fees were due in 2013.
Pursuant to the June 7, 2012 and July 26, 2012 share purchase agreements for a combined 100% operated interest in the South Alamein concession in Egypt, the Company has a commitment to drill one well (all financial commitments have been met) prior to the termination of the final two-year extension period, which expires on April 5, 2014.
In the normal course of its operations, the Company may be subject to litigation proceedings and claims. Although it is not possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies would not have a material adverse impact on the results of operations, financial position or liquidity of the Company.
The Company is not aware of any material provisions or other contingent liabilities as at September 30, 2013.
14. SHARE CAPITAL
Authorized
The Company is authorized to issue an unlimited number of common shares with no par value.
Issued

	Nine months ended		Year ended
	September 30, 2013		December 31, 2012
000’s	Shares	Amount	Shares	Amount
Balance, beginning of period	73,794	$158,721	73,055	$154,263
Stock options exercised	178	719	739	3,333
Share-based compensation on exercise	—	257	—	1,125
Balance, end of period	73,972	$159,697	73,794	$158,721
15. SHARE-BASED PAYMENTS
The Company operates a stock option plan (the "Plan") to provide equity-settled share-based remuneration to directors, officers and employees. The number of Common Shares that may be issued pursuant to the exercise of options awarded under the Plan and all other Security Based Compensation Arrangements of the Company is 10% of the common shares outstanding from time to time. All incentive stock options granted under the Plan have a per-share exercise price equal to the weighted average trading price of the common shares for the five trading days prior to the date of grant. Each tranche of an award with different vesting dates is considered a separate grant for the calculation of fair value and the resulting fair value is amortized over the vesting period of the respective tranches.
The following table summarizes information about the stock options outstanding and exercisable at the dates indicated:

	Nine months ended		Year ended
	September 30, 2013		December 31, 2012
		Weighted-		Weighted-
	Number	Average	Number	Average
	of	Exercise	of	Exercise
(000s except per share amounts)	Options	Price (C$)	Options	Price (C$)
Options outstanding, beginning of period	5,110	8.19	4,760	6.81
Granted	2,038	9.13	1,327	11.43
Exercised	(178)	4.12	(739)	4.49
Forfeited	(47)	11.53	(238)	9.82
Options outstanding, end of period	6,923	8.57	5,110	8.19
Options exercisable, end of period	3,607	7.13	2,713	5.69

31	Q3-2013

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Share-based compensation
Compensation expense of $4.2 million was recorded in general and administrative expenses in the Condensed Consolidated Interim Statements of Earnings and Comprehensive Income and Changes in Shareholders’ Equity during the nine month period ended September 30, 2013 (2012 - $3.2 million) in respect of equity-settled share-based payment transactions. The fair value of all common stock options granted is estimated on the date of grant using the lattice-based trinomial option pricing model.
All options granted vest annually over a three-year period and expire five years after the grant date. During the nine month period ended September 30, 2013, employees exercised 178,000 (2012 – 704,500) stock options. The fair value related to these options was $0.3 million, (2012 - $1.1 million) at time of grant and has been transferred from contributed surplus to share capital. As at September 30, 2013 and December 31, 2012, the entire balance in contributed surplus was related to previously recognized share-based compensation expense on equity-settled stock options.
Share appreciation rights plan
In addition to the Company’s stock option plan, the Company also issues share appreciation rights (“units”) under the share appreciation rights plan. Share appreciation rights are similar to stock options except that the holder does not have the right to purchase the underlying share of the Company but receives cash. Units granted under the share appreciation rights plan vest one-third on each of the first, second and third anniversaries of the grant date. Share appreciation rights granted expire five years after the grant date. The following table summarizes information about the share appreciation rights outstanding and exercisable at the dates indicated:

	Nine Months Ended		Year Ended
	September 30, 2013		December 31, 2012
		Weighted-		Weighted-
	Number	Average	Number	Average
	of	Exercise	Of	Exercise
(000s, except per share amounts)	Units	Price (C$)	Units	Price (C$)
Units outstanding, beginning of period	153	7.80	105	6.04
Granted	—	—	48	11.65
Forfeited	(63)	9.00	—	—
Units outstanding, end of period	90	6.96	153	7.80
Units exercisable, end of period	70	5.62	70	6.04
A compensation expense recovery of $0.2 million has been recorded in general and administrative expenses in the Condensed Consolidated Interim Statements of Earnings and Comprehensive Income and Changes in Shareholders’ Equity during the nine month period ended September 30, 2013 (2012 - $0.3 million expense) in respect of cash-settled share-based payment transactions.
16. PER SHARE AMOUNTS
The earnings used in the calculation of basic and diluted earnings per share are as follows:

	Three months ended		Nine months ended
	September 30		September 30
(000s)	2013	2012	2013	2012
Net earnings	$16,344	$11,774	$51,619	$52,898
Dilutive effect of convertible debentures	—	—	(9,137)	—
Diluted net earnings	$16,344	$11,774	$42,482	$52,898
In calculating the earnings per share, basic and diluted, the following weighted average shares were used:

	Three Months Ended		Nine months ended
	September 30		September 30
(000s)	2013	2012	2013	2012
Weighted average number of shares outstanding	73,898	73,450	73,863	73,249
Dilutive effect of stock options	1,777	2,171	1,650	2,252
Dilutive effect of convertible debentures	—	—	6,474	—
Weighted-average number of diluted shares outstanding	75,675	75,621	81,987	75,501

Q3-2013	32

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

In determining diluted earnings per share, the Company assumes that the proceeds received from the exercise of “in-the-money” stock options are used to repurchase common shares at the average market price. In calculating the weighted average number of diluted common shares outstanding for the three and nine month periods ended September 30, 2013, the Company excluded 5,232,300 and 4,619,800 stock options (2012 – 2,019,700 in both periods) as their exercise price was greater than the average common share market price in the respective periods.
The convertible debentures are dilutive in any period in which earnings per share is reduced by the effect of adjusting net earnings for the impact of the convertible debentures, and adjusting the weighted-average number of shares outstanding for the potential shares issuable on conversion of the convertible debentures.

17. SEGMENTED INFORMATION
The Company has two reportable operating segments: the Arab Republic of Egypt and the Republic of Yemen. The Company, through its operating segments, is engaged primarily in oil exploration, development and production and the acquisition of properties.
In presenting information on the basis of operating segments, segment revenue is based on the geographical location of assets which is also consistent with the location of the segment customers. Segmented assets are also based on the geographical location of the assets. There are no inter-segment sales.
The accounting policies of the operating segments are the same as the Company’s accounting policies.

	Egypt		Yemen		Total
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30		September 30		September 30
(000s)	2013	2012	2013	2012	2013	2012
Revenue
Oil sales, net of royalties	$228,263	$219,725	$5,857	$5,660	$234,120	$225,385
Finance revenue	153	38	3	25	156	63
Total segmented revenue	228,416	219,763	5,860	5,685	234,276	225,448

Segmented expenses
Production and operating	42,921	29,552	6,063	5,472	48,984	35,024
Depletion, depreciation and amortization	34,109	33,570	869	645	34,978	34,215
Income taxes – current	65,695	64,890	987	1,326	66,682	66,216
Income taxes – deferred	(921)	(1,218)	(2,566)	662	(3,487)	(556)
Impairment loss	19,936	17	—	—	19,936	17
Total segmented expenses	161,740	126,811	5,353	8,105	167,093	134,916

Segmented earnings	$66,676	$92,952	$507	$(2,420)	67,183	90,532

Non-segmented expenses (income)
Derivative loss on commodity contracts					—	125
Exploration					292	800
General and administrative					20,385	20,829
Foreign exchange (gain) loss					(1,854)	1,016
Depreciation and amortization					275	301
Unrealized loss on financial instruments					(10,454)	3,363
Finance revenue					(132)	(288)
Finance costs					7,052	11,488
Total non-segmented expenses					15,564	37,634

Net earnings for the period					$51,619	$52,898

Capital expenditures
Exploration and development	$57,070	$30,368	$2,706	$1,003	$59,776	$31,371
Corporate acquisitions					—	27,978
Corporate					130	130
Total capital expenditures					$59,906	$59,479

33	Q3-2013

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

	Egypt		Yemen		Total
	Three Months Ended		Three Months Ended		Three Months Ended
	September 30		September 30		September 30
(000s)	2013	2012	2013	2012	2013	2012
Revenue
Oil sales, net of royalties	$76,725	$72,929	$1,806	$1,611	$78,531	$74,540
Finance revenue	19	8	—	3	19	11
Total segmented revenue	76,744	72,937	1,806	1,614	78,550	74,551

Segmented expenses
Production and operating	14,840	10,510	2,083	1,112	16,923	11,622
Depletion, depreciation and amortization	11,679	10,706	235	196	11,914	10,902
Income taxes – current	22,369	21,318	197	316	22,566	21,634
Income taxes – deferred	(1,917)	(138)	(791)	1,246	(2,708)	1,108
Impairment loss	226	—	—	—	226	—
Total segmented expenses	47,197	42,396	1,724	2,870	48,921	45,266

Segmented earnings	$29,547	$30,541	$82	$(1,256)	29,629	29,285

Non-segmented expenses (income)
Exploration					114	129
General and administrative					6,966	7,350
Foreign exchange (gain) loss					1,874	3,190
Depreciation and amortization					99	103
Unrealized (gain) loss on financial instruments					1,634	4,361
Finance revenue					(40)	(89)
Finance costs					2,638	2,467
Total non-segmented expenses					13,285	17,511

Net earnings for the period					$16,344	$11,774

Capital expenditures
Exploration and development	$20,977	$11,901	$1,329	$630	$22,306	$12,531
Corporate acquisition					—	4,881
Corporate					112	48
Total capital expenditures					$22,418	$17,460

Q3-2013	34

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

The carrying amounts of reportable segment assets and liabilities are as follows:

September 30, 2013
(000s)	Egypt	Yemen	Total
Assets
Intangible exploration and evaluation assets	$20,828	$16,787	$37,615
Property and equipment
Petroleum properties	262,478	34,260	296,738
Other assets	2,180	—	2,180
Goodwill	8,180	—	8,180
Other	273,348	2,336	275,684
Segmented assets	567,014	53,383	620,397
Non-segmented assets			103,311
Total assets			$723,708

Liabilities
Accounts payable and accrued liabilities	$50,583	$2,592	$53,175
Deferred taxes	41,162	7,715	48,877
Segmented liabilities	91,745	10,307	102,052
Non-segmented liabilities			129,219
Total liabilities			$231,271

December 31, 2012
(000s)	Egypt	Yemen	Total
Assets
Intangible exploration and evaluation assets	$33,321	$15,093	$48,414
Property and equipment
Petroleum properties	246,702	34,193	280,895
Other assets	2,439	—	2,439
Goodwill	8,180	—	8,180
Other	282,627	5,106	287,733
Segmented assets	573,269	54,392	627,661
Non-segmented assets			25,764
Total assets			$653,425

Liabilities
Accounts payable and accrued liabilities	$41,406	$1,321	$42,727
Deferred taxes	42,082	10,281	52,363
Segmented liabilities	83,488	11,602	95,090
Non-segmented liabilities			122,475
Total liabilities			$217,565

35	Q3-2013

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

18. SUPPLEMENTAL CASH FLOW INFORMATION
Changes in non-cash working capital consisted of the following:

	Three Months Ended		Nine Months Ended
	September 30		September 30
(000s)	2013	2012	2013	2012
Operating activities
(Increase) decrease in current assets
Accounts receivable	$(17,359)	$(28,962)	$(18,659)	$(81,258)
Prepaids and other	(713)	(3,953)	(699)	(1,832)
Product inventory	(561)	(1,650)	(561)	(1,650)
Increase (decrease) in current liabilities
Accounts payable and accrued liabilities	7,185	1,536	7,826	6,823
	$(11,448)	$(33,029)	$(12,093)	$(77,917)

Investing Activities
(Increase) decrease in current assets
Prepaids and other	$3,287	$(199)	$30	$828
Increase (decrease) in current liabilities
Accounts payable and accrued liabilities	4,691	(566)	2,431	(33,678)
	$7,978	$(765)	$2,461	$(32,850)

Financing Activities
Increase (decrease) in current liabilities
Accounts payable and accrued liabilities	$—	$(2,374)	$—	$89
	$—	$(2,374)	$—	$89

19. JOINT ARRANGEMENTS
A joint arrangement involves joint control and offers joint ownership by the Company and other joint interest partners of the financial and operating policies, and of the assets associated with the arrangement. Joint arrangements are classified into one of two categories: joint operations or joint ventures.
A joint operation is a joint arrangement whereby the Company and the other parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities relating to the arrangement. Parties involved in joint operations must recognize in relation to their interests in the joint operation their proportionate share of the revenues, expenses, assets and liabilities. A joint venture is a joint arrangement whereby the Company and the other parties that have joint control of the arrangement have rights to the net assets of the arrangement. Parties involved in joint ventures must recognize their interests in joint ventures as investments and must account for that investment using the equity method.
All of the joint arrangements in which the Company is involved are conducted pursuant to Production Sharing Agreements and Production Sharing Concessions (collectively defined as "PSCs"). Given the nature and contractual terms associated with the PSCs, the Company has determined that it has rights to the assets and obligations for the liabilities in all of its joint arrangements, and that there are no currently existing joint arrangements where the Company has rights to net assets. Accordingly, all joint arrangements have been classified as joint operations, and the Company has recognized in the Condensed Consolidated Interim Financial Statements its share of all revenues, expenses, assets and liabilities in accordance with the PSCs.

The Company's joint arrangements are established to facilitate the development and production of oil and gas and are governed by the respective PSCs between the host government and the Company along with its joint interest partner(s) in some cases (collectively, the "Contractor").
As at September 30, 2013, the Company was involved in the following joint arrangements:

Joint arrangement	Classification	Place of business	Applicable PSC	Working interest[1]
Dara Petroleum Company	Joint operation	Egypt	West Gharib	100%
West Bakr Petroleum Company	Joint operation	Egypt	West Bakr	100%
Petro Safwa Petroleum Company	Joint operation	Egypt	East Ghazalat	50%
Block S-1 PSA Joint Operation	Joint operation	Yemen	Block S-1	25%
Block 32 PSA Joint Operation	Joint operation	Yemen	Block 32	13.81087%
[1] Working interest represents the Company's proportionate share of assets purchased and costs incurred. It also represents the Company's entitlement to the Contractor's share of oil produced and royalties and taxes paid in accordance with the respective PSCs.

Q3-2013	36

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

20. EVENTS AFTER THE REPORTING PERIOD
On October 3, 2013, the Company received written notice from the Egyptian Government that the four PSCs (100% working interest) which were won in the 2011/2012 EGPC bid round have been ratified into law. The new PSCs became effective on November 7, 2013 following the settlement of signature bonuses, which were offset against outstanding accounts receivable, and an official signing ceremony. All four PSCs have a seven year exploration term, which is comprised of three phases starting with an initial three year exploration period and two additional two year extension periods. The PSCs provide for the approval of 20 year development leases on commercial discoveries.

The Company committed to spending $101.1 million in the first exploration period (3 years) including signature bonuses ($40.6 million, settled through an offset to accounts receivable), the acquisition of new 2D and 3D seismic, and the drilling of 38 wells.

The four new PSCs and their associated work and financial commitments are as follows:

			First 3-Year Exploration Period Commitments
			Work Program			Financial
Concession Name	Working Interest	Signature Bonus ($ millions)	2D Seismic	3D Seismic	# of wells	($ millions)
NW Gharib	100%	25.0	—	200 km2	30	35.0
SW Gharib	100%	5.2	—	200 km2	4	10.0
SE Gharib	100%	5.2	300 km	200 km2	2	7.5
South Ghazalat	100%	5.2	—	400 km2	2	8.0
		40.6	300 km	1,000 km2	38	60.5

37	Q3-2013

CORPORATE INFORMATION

DIRECTORS AND OFFICERS		TRANSFER AGENT AND REGISTRAR

Robert G. Jennings [1,3]		Olympia Trust Company
Director, Chairman of the Board		Calgary, Alberta

Ross G. Clarkson		LEGAL COUNSEL
Director, President & CEO		Burnet, Duckworth & Palmer LLP
Calgary, Alberta
Lloyd W. Herrick
Director, Vice President & COO		BANK
Sumitomo Mitsui Banking Corporation Europe Limited
Geoffrey C. Chase[1,4]		London, Great Britain
Director
AUDITOR
Fred J. Dyment[1,2,4]		Deloitte LLP
Director		Calgary, Alberta

Gary S. Guidry[2,4]		EVALUATION ENGINEERS
Director		DeGolyer and MacNaughton Canada Limited
Calgary, Alberta
Erwin L. Noyes[2,3,4]
Director

Randy C. Neely		HEAD OFFICE
Vice President, Finance, CFO &		2300, 250 – 5th Street S.W.
Corporate Secretary		Calgary, Alberta, Canada T2P 0R4
Telephone: (403) 264-9888
Albert E. Gress		Facsimile: (403) 770-8855
Vice President, Business Development
EGYPT OFFICE
Brett Norris		10 Rd 261
Vice President, Exploration		New Maadi, Cairo, Egypt

Robert M. Pankiw
Vice President, Engineering

1.	Audit Committee	INVESTOR RELATIONS
2.	Compensation Committee	Scott Koyich
3.	Governance and Nominating Committee	Telephone: (403) 264-9888
4.	Reserves Committee	Email: investor.relations@trans-globe.com
Website: www.trans-globe.com

www.trans-globe.com
TSX: TGL NASDAQ: TGA